                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT


                                  by and among


                             AVONDALE MILLS, INC.,

                             AVONDALE INCORPORATED,

                             GRANITEVILLE COMPANY,

                                      and

                             TRIARC COMPANIES, INC.



                              As of March 31, 1996

                               TABLE OF CONTENTS

                                              ARTICLE 1.

                                           PURCHASE AND SALE

Section 1.1. Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.2. Included Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.3. Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 1.4. Assumption of Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 1.5. Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                               ARTICLE 2.
                                             PURCHASE PRICE

Section 2.1. Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 2.2. Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 2.3. Statement of Net Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 2.4. Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 2.5. Post-Closing Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 2.6. Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                               ARTICLE 3.
                                REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1. Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.3. Absence of Restrictions and Conflicts . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.4. Capitalization of Seller; Subsidiaries  . . . . . . . . . . . . . . . . . . . . .  16
Section 3.5. Ownership of Assets and Related Matters . . . . . . . . . . . . . . . . . . . . .  16
Section 3.6. Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 3.7. No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 3.8. Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 3.9. Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 3.10. Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 3.11. Seller Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 3.12. Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 3.13. Officers, Directors and Employees  . . . . . . . . . . . . . . . . . . . . . . .  28
Section 3.14. Seller Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 3.15. Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 3.16. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 3.17. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Section 3.18. Patents, Trademarks, Trade Names . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 3.19. Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 3.20. Brokers, Finders and Investment Bankers  . . . . . . . . . . . . . . . . . . . .  38
Section 3.21. Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


                                               ARTICLE 4.
                              REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1. Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 4.2. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 4.3. Absence of Restrictions and Conflicts . . . . . . . . . . . . . . . . . . . . . .  40
Section 4.4. Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 4.5. Brokers, Finders and Investment Bankers . . . . . . . . . . . . . . . . . . . . .  41
Section 4.6. Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                               ARTICLE 5.
                                    CERTAIN COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by Seller . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 5.2. Inspection and Access to Information  . . . . . . . . . . . . . . . . . . . . . .  47
Section 5.3. No Solicitation of Transactions . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 5.4. Reasonable Efforts; Further Assurances; Cooperation . . . . . . . . . . . . . . .  48
Section 5.5. Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 5.6. Supplements to Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 5.7. Offer of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 5.8. Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 5.9. Conveyance Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Section 5.10. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Section 5.11. Seller Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Section 5.12. Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Section 5.13. Nonsolicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 5.14. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 5.15. Purchase of Dyes and Chemicals . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 5.16. Timber Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                               ARTICLE 6.
                                               CONDITIONS

Section 6.1. Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . .  61
Section 6.2. Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . .  62
Section 6.3. Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . .  64

                                               ARTICLE 7.
                                                CLOSING

Section 7.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Section 7.2.  Items to be Delivered at Closing . . . . . . . . . . . . . . . . . . . . . . . .  66
Section 7.3.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

                                               ARTICLE 8.
                                              TERMINATION

Section 8.1. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Section 8.2. Specific Performance and Other Remedies . . . . . . . . . . . . . . . . . . . . .  69
Section 8.3. Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

                                               ARTICLE 9.
                                            INDEMNIFICATION

Section 9.1. Indemnification Obligations of Seller . . . . . . . . . . . . . . . . . . . . . .  70
Section 9.2. Indemnification Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . .  74
Section 9.3. Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
Section 9.4. Claims Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
Section 9.5. Liability Limits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
Section 9.6. Compliance with Bulk Sales Laws . . . . . . . . . . . . . . . . . . . . . . . . .  80
Section 9.7. Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

                                              ARTICLE 10.
                                        MISCELLANEOUS PROVISIONS

Section 10.1. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
Section 10.2. Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
Section 10.3. Assignment; Successors in Interest . . . . . . . . . . . . . . . . . . . . . . .  82
Section 10.4. Number; Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
Section 10.5. Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
Section 10.6. Controlling Law; Integration; Amendment  . . . . . . . . . . . . . . . . . . . .  83
Section 10.7. Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
Section 10.8. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
Section 10.9. Enforcement of Certain Rights  . . . . . . . . . . . . . . . . . . . . . . . . .  84
Section 10.10. Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
Section 10.11. Valuation for Tax Reporting Purposes  . . . . . . . . . . . . . . . . . . . . .  84
Section 10.12. Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
Section 10.13. Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
Section 10.14. Cooperation on Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
Section 10.15. Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

                                   SCHEDULES
                                   ---------

Schedule 1.3(b)                   -        Excluded Real Property
Schedule 1.3(m)                   -        List of other Excluded Assets
Schedule 1.4                      -        List of Assumed Liabilities
Schedule 3.1                      -        List of jurisdictions in which Seller is qualified to do business
Schedule 3.3                      -        Other governmental and regulatory consents of Seller
Schedule 3.4                      -        Ownership interests held by Seller
Schedule 3.5(a)(i)                -        List of Real Property and related matters
Schedule 3.5(a)(ii)               -        List of Liens on Real Property
Schedule 3.5(a)(iii)              -        List of exceptions to possession of Real Property and improvements
Schedule 3.5(a)(iv)               -        List of structural defects of buildings on Real Property
Schedule 3.5(a)(v)                -        List of real property sold, assigned, transferred or otherwise disposed of by
                                           Seller after July 30, 1995
Schedule 3.5(b)(i)                -        Real Property Leases
Schedule 3.5(b)(ii)               -        List of Leased Property held by employees
Schedule 3.5(c)(i)                -        Detailed Fixed Asset Ledger of the Business
Schedule 3.5(c)(ii)               -        List of Personal Property held by employees
Schedule 3.5(d)(i)                -        Title exceptions to the Assets
Schedule 3.5(d)(ii)               -        List of defects in production equipment
Schedule 3.5(d)(iii)              -        Assets owned by third parties which are located on premises of Seller
Schedule 3.5(g)                   -        List of third party options
Schedule 3.6                      -        Excluded Assets reflected on financial statements
Schedule 3.7                      -        List of certain liabilities and obligations of Seller involving or affecting the Business or the Assets
Schedule 3.8(b)                   -        List of certain changes since December 31, 1995
Schedule 3.9                      -        List of legal proceedings
Schedule 3.10(i)                  -        List of all Licenses
Schedule 3.10(ii)                 -        List of OSHA violations since 1/1/93
Schedule 3.11(i)                  -        List of certain Seller Contracts
Schedule 3.11(ii)                 -        List of Defaults
Schedule 3.12                     -        List of claims for taxes
Schedule 3.13                     -        List of (i) officers of Seller and their annual compensation, (ii) all salaried employees of Seller, (iii) the approximate number of current hourly employees, and (iv) all former employees entitled to post-retirement benefits or any other compensation
Schedule 3.14                     -        Seller Benefit Plans
Schedule 3.15                     -        List of certain labor relations matters
Schedule 3.16                     -        List of Seller's insurance policies and coverages relating to the Assets and/or the Business

Schedule 3.17                     -        List of certain environmental matters
Schedule 3.17(f)                  -        List of environmental fines, penalties and assessments
Schedule 3.18                     -        List of (i) all Intellectual Property, (ii) agreements relating to
                                           Intellectual Property and (iii) all jurisdictions in which Seller is operating the Business under a tradename and jurisdictions in which any such tradenames are registered
Schedule 3.19                     -        List of transactions with Affiliates
Schedule 3.21                     -        List of Bank Accounts
Schedule 4.3                      -        Other governmental and regulatory consents of Purchaser
Schedule 6.2(e)                   -        List of Purchaser's debt and equity investors
Schedule 6.2(f)                   -        Consents required to be delivered at Closing
Schedule 9.1(i)                   -        Indemnification for certain contracts

                                    EXHIBITS

Exhibit AA                July 30 Balance Sheet
Exhibit A                 Form of Statement of Net Assets
Exhibit B                 Legal Opinion of The McNair Law Firm, P.A.
Exhibit C                 Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit D                 Supply Agreement
Exhibit E                 Legal Opinion of King & Spalding
Exhibit F                 Legal Opinion of Wyche, Burgess, Freeman & Parham
Exhibit G                 Form of Assumption Agreement
Exhibit H                 IRS Records Retention Agreement

                                 DEFINED TERMS

         The following is a list of the defined terms used in this Agreement:

Defined Terms                                                                Section
- -------------                                                                -------
Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
actual knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10.15
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.19
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.4
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.1
Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.4
Assumption Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.8(a)(ii)
Avondale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.21
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Business Year-End Financial Statements  . . . . . . . . . . . . . . . . .    3.6
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(a)
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.17(b)
CIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5(a)
CIT Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5(a)
Claims Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.4
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7.1
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(h)
Commercially Reasonable Costs . . . . . . . . . . . . . . . . . . . . . .    9.1
Competing Transaction . . . . . . . . . . . . . . . . . . . . . . . . . .    5.3
control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.19
Cutoff Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(a)
Deficit Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.5
Delivery Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3
Disputed Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3
D&T . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(d)
Employment Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(c)
environment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.17(e)
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.17(a)
Enterprise Mill . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(b)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(o)
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(o)
Excluded Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(e)
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3
Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5

Excluded Real Property  . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(b)
Excluded Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(c)
E&Y . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(b)
Factoring Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5(a)
February 1996 Balance Sheet . . . . . . . . . . . . . . . . . . . . . . .    3.6
FIFO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(c)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .    3.6
First Union Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5(a)
FMLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(n)
GICs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5,8(a)(i)
hazardous materials . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.17
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.3
Illiquid GICs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.8(a)(i)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.3(a)
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.3(a)
Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . .    3.6
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . .    3.18
January 1996 Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . .    3.6
January 1996 Income Statement . . . . . . . . . . . . . . . . . . . . . .    3.6
July 30 Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(a)
knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10.15
knows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10.15
Licensed Intellectual Property  . . . . . . . . . . . . . . . . . . . . .    3.18
Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.5(a)
LIFO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(c)
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.1
Master Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.8(a)(i)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . .    3.1
Net Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3(a)
NLRB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.15
Notice of Dispute . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3
NPC Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(e)
Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.4(b)
OSHA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10
Patrick . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.5(a)
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.19
Personal Property Leases  . . . . . . . . . . . . . . . . . . . . . . . .    3.5(b)
Personal Property Lists . . . . . . . . . . . . . . . . . . . . . . . . .    3.5(c)
Proprietary Intellectual Property . . . . . . . . . . . . . . . . . . . .    3.18
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.1
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals

Purchaser Ancillary Documents . . . . . . . . . . . . . . . . . . . . . .    4.2
Purchaser Indemnified Parties . . . . . . . . . . . . . . . . . . . . . .    9.1
Purchaser Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.1
Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.2(g)
Real Property Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .    1.2(e)
release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.17(e)
Review Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.3
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Seller Ancillary Documents  . . . . . . . . . . . . . . . . . . . . . . .    3.2
Seller Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(a)
Seller Basket Amount  . . . . . . . . . . . . . . . . . . . . . . . . . .    9.5(a)
Seller Cap Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.5(b)
Seller Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.11
Seller Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . .    9.2
Seller Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9.2
Seller Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.8(a)(i)
Seller Surviving Obligations  . . . . . . . . . . . . . . . . . . . . . .    9.4(a)
Seller Surviving Representations  . . . . . . . . . . . . . . . . . . . .    9.4(a)
Seller Year-End Financial Statements  . . . . . . . . . . . . . . . . . .    3.6
Statement of Net Assets . . . . . . . . . . . . . . . . . . . . . . . . .    2.3
Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8.1
Title IV Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.14(b)
Triarc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Wachovia Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.5(a)
WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.15
Williston Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.3(b)
Work Papers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.6
Year-End Financial Statements . . . . . . . . . . . . . . . . . . . . . .    3.6

EXCEPT TO THE EXTENT THAT THE UNITED STATES ARBITRATION ACT APPLIES, SECTION
2.4 OF THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO CHAPTER 48 OF TITLE 15 OF THE CODE OF LAWS OF SOUTH CAROLINA.


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of March 31, 1996 (the "Agreement"), is made and entered into by and among AVONDALE MILLS, INC., an Alabama corporation ("Purchaser"), AVONDALE INCORPORATED, a Georgia corporation ("Avondale"), GRANITEVILLE COMPANY, a South Carolina corporation ("Seller"), and TRIARC COMPANIES, INC., a Delaware corporation ("Triarc").

                               W I T N E S E T H:

         WHEREAS, Seller, an indirect wholly owned subsidiary of Triarc, manufactures, dyes, finishes and sells cotton, synthetic and blended (cotton and polyester) apparel fabrics for utility wear, including uniforms and other occupational apparel, piece-dyed fabrics for sportswear, casual wear and outerwear, indigo-dyed fabrics for jeans, sportswear and outerwear, and speciality fabrics for recreational, industrial and military end-uses, and dyes customer owned finished garments (the "Business"), which business does not include C.H. Patrick & Co., Inc., a South Carolina corporation ("Patrick"); and

         WHEREAS, Seller and Purchaser desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller, substantially all of the assets and properties of Seller used or held for use in the Business, and Purchaser proposes to assume substantially all of the liabilities and obligations of Seller relating to the Business (the "Acquisition"), in each case, on such conditions and subject to the terms set forth herein; and

         WHEREAS, Triarc agrees to guarantee certain obligations of Seller hereunder, and Avondale agrees to guarantee certain obligations of Purchaser hereunder, in each case on such conditions and subject to the terms set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1.

                               PURCHASE AND SALE

         Section 1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Seller shall grant, sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all right, title and interest of Seller in and to all of the assets, properties and rights of Seller as of the Closing Date (as hereinafter defined) constituting the Business as a going concern or used or held for use therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights are hereinafter collectively referred to as the "Assets").

         Section 1.2. Included Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date:

                 (a) all accounts receivable, prepaid expenses and credits;

                 (b) all notes receivable, security deposits, other deposits and advances;

                 (c) all inventories, including finished products, work-in-process, raw materials, spare parts, stores and supplies, office supplies and other inventory items;

                 (d) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, tools, dies, molds, parts, leasehold and building improvements and other tangible property;

                 (e) all right, title and interest of Seller in all leases pursuant to which Seller leases real property (the "Real Property Leases") to the extent that the transfer of such right, title and interest is permitted under the terms thereof or a consent or waiver has been obtained;

                 (f) all right, title and interest of Seller in all contracts (written or oral), agreements or other instruments relating to the Business including, without limitation, all purchase orders for cotton, polyester, yarn, greige fabric and other raw materials, machinery, equipment, inventory, supplies and other items, contracts with customers and suppliers and all leases of personal property to the extent that the transfer of such right, title and interest is permitted under the terms thereof or a consent or waiver has been obtained;

                 (g) (i) all real property, including the buildings, structures, fixtures and improvements located thereon, (ii) all licenses, permits, approvals, qualifications, easements and other rights relating thereto, to the extent that the transfer is permitted under the terms thereof or a consent or waiver has been obtained (other than the Excluded Real Property), and (iii) all easements and similar rights of Seller that are utilized in or necessary to the Business with respect to the Excluded Real Property or other real property (collectively, the "Real Property");

                 (h) all goodwill, patents, copyrights, know-how, software, technical documentation, trade secrets, registered trademarks and trade names (including "Graniteville") (and all rights thereto and applications therefor);

                 (i) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

                 (j) all guarantees, warranties, indemnities and similar rights in favor of Seller or Triarc, and all proceeds under insurance policies, each with respect to any Asset or the Business;

                 (k) all governmental permits, licenses or similar rights relating to the Business;

                 (l) all other tangible and intangible assets of any kind or description, wherever located, which are owned by Seller; and

                 (m) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists and all accounting books and records, relating to the Business.

         Section 1.3. Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Business and the Assets shall not include the following assets, properties and rights of Seller as of the Closing Date (collectively, the "Excluded Assets"):

                 (a) all cash, commercial paper, certificates of deposit (other than any certificate of deposit that has been posted as a security deposit) and other bank deposits, all other cash equivalents and marketable securities (collectively, "Cash"), in each case at or prior to 8:00 a.m. (Atlanta time) on the Closing Date (the "Cutoff Time");

                 (b) all property, whether real or personal, tangible or intangible, including the buildings, structures, fixtures and improvements located thereon and all licenses, permits, approvals, qualifications, easements and other rights relating thereto, (i) referred to as the "Enterprise Mill" located in Augusta, Georgia, (ii) referred to as the "Williston Facility" located in Williston, South Carolina, (iii) referred to as "Tract 0-2" located in Graniteville, South Carolina, and (iv) specifically set forth on Schedule 1.3(b) which comprises certain non-textile related property owned by Seller (collectively with any proceeds from the sale of such property prior to the Closing Date, the "Excluded Real Property");

                 (c) all of the outstanding capital stock of Graniteville Holdings, Inc., a Delaware corporation, Chesapeake Insurance Company Limited, a Bermuda corporation, G.M.W. Industries, Inc., a Delaware corporation, Graniteville International Sales, Inc., a South Carolina corporation, Patrick and any subsidiary of Seller formed to hold and/or own any or all of the Excluded Assets, and all of the assets, properties and rights owned by each such entity together with all liabilities and obligations of any nature whatsoever of each such entity (such corporations are referred to collectively as the "Excluded Subsidiaries");

                 (d) all accounts receivable and/or notes receivable owed to Seller from Triarc, including accrued interest;

                 (e) all intercompany agreements (collectively, the "Excluded Agreements") relating to Patrick or Triarc or any of their respective Affiliates, other than (i) agreements between Patrick and Seller relating to the purchase and sale of dyes and chemicals in the ordinary course of business and (ii) that certain Lease, dated January 8, 1996, between Seller and National Propane Corporation (the "NPC Contract");

                 (f) any governmental permit, license or similar right that by its terms is not transferable to Purchaser;

                 (g) all rights to contribution (or similar rights) in respect of any claim as to which Seller is obligated to indemnify Purchaser pursuant to Section 9 hereof and all rights to causes of action, lawsuits, judgments, claims and demands of any nature to the extent related to the Excluded Assets and the Excluded Liabilities;

                 (h) the corporate seal, articles of incorporation, minute books, stock books, tax returns and other constituent records relating to the corporate organization of Seller, and all books and records relating exclusively to the Excluded Assets and the Excluded Liabilities;

                 (i) all rights of Seller under this Agreement and the Seller Ancillary Documents;

                 (j) all rights to any federal, state, local or foreign income tax refunds, offsets or credits, including interest and abatement of penalties, and including the rights under any tax sharing agreement;

                 (k) all rights to refunds or similar payments including, without limitation, any federal, state or local income tax refunds and any refunds with respect to payment of rent relating to that certain Sublease, dated July 31, 1973, between Monsanto Company and Graniteville McCampbell Sales Division of Seller and any related rights, including the right to make demands and claims and bring lawsuits;

                 (l)      security deposits held by Triarc; and

                 (m)      the other assets, properties or rights set forth on
         Schedule 1.3(m) hereto.

         Section 1.4. Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in Section 1.5 hereof,

Purchaser shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of Seller existing as of the Closing Date, whether accrued or contingent, arising out of the conduct of or relating to the Business and/or the Assets prior to the Closing Date (collectively, the "Assumed Liabilities"), including, without limitation, the Assumed Liabilities set forth on Schedule 1.4.

         Section 1.5. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (collectively the "Excluded Liabilities"):

                 (a) any indebtedness (including principal and accrued interest) outstanding under any bank credit agreement or other agreement or instrument for borrowed money or funded indebtedness to which Seller or any of its Affiliates is a party (either as debtor or guarantor) including, without limitation, under (i) the Revolving Credit Term Loan and Security Agreement dated as of April 23, 1993, as amended, among Seller, Patrick, the financial institutions party thereto and The CIT Group/ Commercial Services, Inc., as agent ("CIT") (the "CIT Agreement"), (ii) the Term Loan Agreement, dated as of June 23, 1995, between Seller and Wachovia Bank of South Carolina, N.A. (the "Wachovia Agreement"), (iii) the Amended and Restated Non-Notification Factoring Agreement dated as of April 23, 1993, among Seller, Patrick and CIT (the "Factoring Agreement") and (iv) the Term Loan Agreement dated as of April 7, 1994, between Seller and First Union National Bank of Georgia (the "First Union Agreement");

                 (b) any liability or obligation of Seller that did not arise out of the conduct of or relate to the Business and/or the Assets;

                 (c) any liability or obligation arising under or relating to any of the Excluded Assets (including, without limitation, any liability or obligation of or relating to any of the Excluded Subsidiaries or any other Affiliate of Seller);

                 (d) any liability or obligation, including, without limitation, any accounts payable (other than accounts payable owed to Patrick from the sale of dyes and chemicals to Seller but excluding any interest, late fees or penalties relating to such accounts payable), of Seller to any Excluded Subsidiary or any other Affiliate of Seller including, without limitation, any management fees owed to Triarc;

                 (e) any federal, state or local income tax and all penalties and interest relating thereto, including, without limitation, any such taxes which (i) are payable by Seller, Triarc or any member of any affiliated group of which Seller is a member, (ii) are imposed upon Seller, Triarc or any member of any affiliated group of which Seller is a member incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby or (iii) are related to any Seller Benefit Plan;

                 (f) any liability or obligation of Seller relating to or arising from any fraudulent act of Seller or any intentional and knowing material violation of or material noncompliance with any material law, statute, rule or regulation of any country, state, municipality, or any subdivision thereof, applicable to the Business;

                 (g) any liability or obligation of Seller arising out of or incurred in connection with the operation and administration of any employee benefit plan or program sponsored by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate is or was obligated to make contributions (other than claims for benefits by employees and former employees of the Business under the Seller Benefit Plans), including, without limitation, the Triarc Companies, Inc. Healthcare Plan, the Triarc Companies, Inc. Life Insurance Plan, the Triarc Companies, Inc. Long-Term Disability Plan and the Triarc Companies, Inc. Business Travel Accident Plan, any multiemployer plan or any other plan subject to Title IV of ERISA;

                 (h) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller or any of its Affiliates, except as otherwise provided for herein; or

                 (i) any liability or obligation arising under or incurred in connection with any of the Excluded Agreements.

                                   ARTICLE 2.

                                 PURCHASE PRICE

         Section 2.1. Purchase Price. Subject to the post-Closing adjustment described in Section 2.5, the purchase price for the Assets will be an amount equal to Two Hundred Fifty-Five Million Dollars ($255,000,000) (the "Purchase Price").

         Section 2.2. Payment of Purchase Price. The Purchase Price will be paid as follows:

                 (a) Purchaser shall pay to Seller on the Closing Date the amount of $255,000,000; and

                 (b) if there is a Deficit Amount (as determined pursuant to Section 2.5), Seller shall pay to Purchaser, on the date specified in Section 2.5, an amount equal to the Deficit Amount plus interest as calculated in accordance with Section 2.6.

         Any amounts payable pursuant to clauses (a) or (b) above shall be paid by wire transfer of immediately available federal funds to an account to be designated in writing to the paying party by the receiving party at least two business days prior to the date such payment is required to be made pursuant to this Agreement. Any post-Closing payment pursuant to Section 2.5 or any indemnity payments to or from Seller or to or from Purchaser (other than interest) shall be treated by Purchaser and Seller as purchase price adjustments for all tax purposes.

         Section 2.3. Statement of Net Assets. As promptly as practicable after the Closing Date, but in any case not later than 90 days thereafter, Purchaser shall cause to be prepared and delivered to Seller a statement of the Net Assets (as hereinafter defined) (the "Statement of Net Assets") in accordance with the following guidelines (the date on which such Statement of Net Assets is delivered by Purchaser to Seller is referred to herein as the "Delivery Date"):

                 (a) the Statement of Net Assets shall be in the form attached as Exhibit A and shall set forth the net book values of the Assets and Assumed Liabilities as of the Closing Date (the "Net Assets"), which net book values shall be (i) derived from and in accordance with the books and records of the Business, and (ii) determined in accordance with generally accepted accounting principles applied on a basis consistent with the principles used in the preparation of the balance sheet of the Business as of July 30, 1995 (the "July 30 Balance Sheet"), including, without limitation, with respect to the establishment of reserves for uncollectible receivables, contingent liabilities and other items;

                 (b) the Statement of Net Assets shall have been audited by Ernst & Young LLP ("E&Y") and shall be accompanied by their report thereon;

                 (c) all inventories reflected on the Statement of Net Assets shall be valued at the lower of cost or market consistent with past practice with cost determined under the last-in, first-out ("LIFO") or the first-in, first-out ("FIFO") valuation method, as appropriate for the particular inventory, consistent with past practice; and

                 (d) Seller and Deloitte & Touche LLP ("D&T") shall have the right to observe all steps (including any physical inventory) taken by Purchaser, in connection with the preparation of the Statement of Net Assets and to review all work papers and procedures relating thereto and shall have complete access to all books and records of the Business during normal business hours relevant to the preparation of the Statement of Net Assets.

         The Statement of Net Assets shall be accompanied by a statement reflecting the amount of Cash in the Bank Accounts as of the Cutoff Time. Seller shall (and shall instruct its bank(s) to) make available to Purchaser and E&Y such bank records as are necessary to permit such determination by Purchaser and E&Y.

         Upon receipt by Seller of the Statement of Net Assets, Seller and D&T shall have 60 days after the Delivery Date to review the Statement of Net Assets delivered by Purchaser pursuant to Section 2.3 (the "Review Period"). If Seller disputes the Statement of Net Assets so delivered by Purchaser, Seller shall, on or prior to the last day of the Review Period, prepare and submit to Purchaser a notice of dispute (a "Notice of Dispute") which shall set forth Seller's proposed Statement of Net Assets and shall specifically enumerate the items and calculations objected to in the Statement of Net Assets delivered by Purchaser (the "Disputed Items"). If Seller fails to deliver a

Notice of Dispute prior to the last day of the Review Period, the Statement of Net Assets delivered by Purchaser to Seller pursuant to Section 2.3 shall be the final Statement of Net Assets for purposes of this Agreement. Upon receipt of a Notice of Dispute, Seller and Purchaser will, for a period of 20 days following delivery of such Notice of Dispute, seek in good faith to resolve all Disputed Items and agree on a Statement of Net Assets.

         Section 2.4. Arbitration. After receipt of a Notice of Dispute, if Seller and Purchaser are unable to agree on a Statement of Net Assets within the 20-day period referred to in the last sentence of Section 2.3, D&T and E&Y shall jointly choose a nationally recognized firm of independent public accountants as promptly as practicable (the "Arbitrator"), and each of Seller and D&T, on the one hand, and Purchaser and E&Y, on the other hand, shall, within 45 days after the date on which the Notice of Dispute was delivered by Seller to Purchaser, prepare and submit to the other and to the Arbitrator its respective proposed Statement of Net Assets together with a statement of its position with respect to any unresolved Disputed Items. The Arbitrator shall, after the submission of such information by Purchaser and Seller, review such Disputed Items only and submit its written decision to Seller and Purchaser within 45 days after receipt of such information by Purchaser and Seller, and the Statement of Net Assets as adjusted by the Arbitrator shall be the final Statement of Net Assets for purposes of this Agreement. In connection with such review, the Arbitrator shall have complete access to all books and records of the Business relevant to preparation of the Statement of Net Assets. Any determination by the Arbitrator with respect to any disputes regarding the Statement of Net Assets shall be final and binding on Seller and Purchaser. The costs of the Arbitrator shall be borne 50% by Seller and 50% by Purchaser.

         Section 2.5. Post-Closing Adjustment. For purposes of this Agreement, the "Deficit Amount" shall equal the excess (if any) of (a) $242,000,000 over
(b) the actual amount of Net Assets shown on the final Statement of Net Assets. Within five days after the final and conclusive determination of the Statement of Net Assets pursuant to Section 2.3 or 2.4, as the case may be, Seller shall pay to Purchaser the additional payment required by Section 2.2(b).

         Section 2.6. Interest. The Deficit Amount, if any, shall accrue interest at the "Prime Rate" (as reported in the "Money Rates" table of The Wall Street Journal) from the Closing Date through and including the date on which the Deficit Amount is paid. The "Prime Rate" shall be adjusted as of the first day of each month based on the rate reported in The Wall Street Journal as of the first business day of such month.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         Section 3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of South Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the Business ("Material Adverse Effect"), and Schedule 3.1 contains a true and correct list of such jurisdictions. Seller has heretofore made available to Purchaser true, correct and complete copies of its articles of incorporation and bylaws as in effect as of the date of this Agreement and has permitted Purchaser to review the minute books of Seller.

         Section 3.2. Authorization. Each of Seller and Triarc has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Seller Ancillary Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Ancillary Documents by Seller or Triarc, as applicable, the performance by Seller and Triarc of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Seller and Triarc. The board of directors and sole stockholder of Seller and the board of directors of Triarc have approved the execution, delivery and performance of this Agreement and each of the Seller Ancillary Documents as applicable and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and Triarc, as applicable, and do or will, as the case may be, constitute the valid and binding agreements of each of Seller and Triarc, enforceable against it in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Seller or Triarc, (b) any Seller Contract, Real Property Lease or Personal Property Lease (all as hereinafter defined), (c) any judgment, decree or order of any court or governmental authority or agency to which Seller or Triarc is a party or by which Seller or Triarc or any of their respective properties (other than Excluded Assets) are bound or (d) any material statute, law, rule or regulation applicable to Seller, Triarc or the Business. Except for compliance with the applicable requirements of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) state bulk sales laws, (iii) filing of UCC-3 termination statements and documents with respect to release of mortgages and
(iv) as set forth in Schedule 3.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller or Triarc is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or Triarc or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller or Triarc, the failure of which to obtain would adversely affect the Business in any material respect or adversely affect the valid and legal consummation by Triarc or Graniteville of the transactions contemplated hereby or Triarc's or Graniteville's ability to perform their respective obligations hereunder.

         Section 3.4. Capitalization of Seller; Subsidiaries. All issued and outstanding shares of capital stock of Seller are beneficially owned, indirectly through one or more wholly owned subsidiaries, by Triarc. Other than the Excluded Subsidiaries and except as set forth in Schedule 3.4, Seller does not own, directly or indirectly, any capital stock or any other equity securities of any corporation, firm, partnership, joint venture, association or other entity. The Excluded Subsidiaries (i) as of the Closing Date will not own or possess any assets that are utilized in or necessary to the operation of the Business, other than the inventory of dyes and chemicals owned by Patrick in connection with the normal business relations between Patrick and Seller, and (ii) other than Patrick, are not material to the Business either individually or in the aggregate. Since July 30, 1995, no assets or properties have been transferred from Seller to any of its Affiliates other than the Excluded Assets and any returns of dyes and chemicals to Patrick in the ordinary course of business consistent with past practice.

         Section 3.5.     Ownership of Assets and Related Matters.

                 (a) Real Property. Schedule 3.5(a)(i) sets forth a true, correct and complete list of all of the Real Property. The legal description of each parcel of Real Property attached to the deeds conveying such Real Property on the Closing Date will be true, correct and complete. The Real Property includes, without limitation, all real property owned by Seller or its Affiliates that is used or held for use in the Business. Except as set forth in Schedule 3.5(a)(ii), Seller has (and at the Closing will convey to Purchaser) good and marketable title to the Real Property free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions, encumbrances, rights-of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever (collectively, "Liens") other than (i) liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent; (ii) statutory liens of landlords and Liens of carriers, workmen, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet due or delinquent; (iii) pledges or deposits to secure obligations under workmen's compensation laws, unemployment insurance, or other social security or retirement benefits or similar legislation; (iv) purchase money liens upon or in any Assets (other than Real Property) acquired or held by Seller in the ordinary course of business; (v) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and minor irregularities in title, none of which, individually or in the aggregate, (A) will interfere in any material respect with the present use or the occupancy of any of the Real Property, (B) have a material effect on the value or use of any individual Real Property or (C) would impair in any material respect the ability of Purchaser to sell any such Real Property for its present use; and (vi) rights of setoff existing as a matter of law (collectively, "Permitted Liens"). Except as set forth on Schedule 3.5(a)(iii), Seller is in possession of all of the Real Property and all buildings, structures, fixtures and improvements located thereon. Except for the easements and other rights described on Schedule 3.5(a)(ii), none of the Excluded Real Property is used in the Business, and none of the Excluded Real Property (other than the property referred to as the "Enterprise Mill" located in Augusta, Georgia and the properties referred to as "Tract N/N-6" and "Tract O-2" located in

         Graniteville, South Carolina) is contiguous (including by virtue of being across a public right-of-way) to any of the Real Property.

                 Seller has heretofore made available to Purchaser true, correct and complete copies of all deeds, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents (including all amendments thereof) in the possession of Seller relating to the Real Property. Except as set forth in
         Schedule 3.5(a)(iv), to the knowledge of Seller, there are no structural defects (excluding those arising from ordinary wear and tear taking into account the age of such buildings) in the buildings on the Real Property that are likely to (A) interfere in any material respect with the present use or the occupancy of such buildings or (B) require any capital expenditure to repair such defect in excess of $100,000 with respect to any single defect or $500,000 with respect to all such defects. To the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of the Real Property or the improvements thereon.

                 Schedule 3.5(a)(v) sets forth a true, correct and complete list of each parcel of real property with a fair market value of more than $25,000 sold, assigned, transferred or otherwise disposed of by Seller since July 30, 1995; provided that the aggregate fair market value of the parcels excluded from such Schedule as a result of the $25,000 threshold does not exceed $200,000.

                 (b) Leases. Schedule 3.5(b)(i) sets forth a true, correct and complete list or copy of the Real Property Leases and each lease and agreement of Seller granting possession of or rights to personal property with an annual payment in excess of $10,000 individually (the "Personal Property Leases"); provided that the aggregate annual payments under all leases and agreements excluded from such Schedule as a result of the $10,000 threshold do not exceed $200,000 in the aggregate. Seller has heretofore delivered to Purchaser true, correct and complete copies of all of the Real Property Leases and the Personal Property Leases set forth on Schedule 3.5(b)(i). All of the Real Property Leases and the Personal Property Leases are valid and enforceable in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, each other party thereto. Seller has physical possession of all real property, equipment and other assets which are covered by the Real Property Leases and Personal Property Leases, except for such equipment and other assets (including automobiles) which Seller has loaned or made available to its employees for use in connection with their employment, a correct and complete list of which is set forth on
         Schedule 3.5(b)(ii).

                 (c) Personal Property. Seller has previously delivered to Purchaser certain lists (the "Personal Property Lists") detailing the following assets of Seller (in each case other than the Excluded Assets): (i) production equipment; (ii) computer equipment; and (iii) automobiles and other registered motor vehicles. Each of the assets listed on the Personal Property Lists is included in the Assets (except for assets disposed of in the ordinary course of business consistent with past practice since the date indicated on the applicable Personal Property List), and each of the Personal Property Lists is a substantially complete list of assets of Seller within the respective categories of assets purported to be listed thereon. The detailed fixed asset ledger of the Business at December 31, 1995 attached hereto as Schedule 3.5(c)(i) is true, accurate and complete in all material respects. Each asset listed on the Personal Property List which Seller has loaned to its employees for use in connection with their employment is set forth on Schedule 3.5(c)(ii).

                 (d) Assets. All assets owned by Seller or its Affiliates that are used or held for use in the Business are included in the Assets. Except as set forth in Schedule 3.5 (a)(ii) with respect to the Real Property and Schedule 3.5(d)(i) with respect to all other property, Seller has (and will convey to Purchaser at the Closing) good and marketable title to the Assets free and clear of all Liens other than Permitted Liens, if applicable. Since December 31, 1995, Seller has not transferred any assets from the Real Property to the Excluded Real Property with a fair market value in excess of $25,000 in the aggregate. Except as set forth on Schedule 3.5(d)(ii), Seller has no knowledge of any material defects (except for such defects resulting from ordinary wear and tear taking into account the age of such production equipment) which would prevent any production equipment contained in the Assets from being usable in the regular and ordinary course of the Business and in conformance in all material respects with all applicable laws, ordinances, codes, rules and regulations applicable thereto. Except as set forth on Schedule 3.5(d)(iii), no person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller which are necessary to the operation of the Business, except for the leased items that are subject to the Personal Property Leases.

                 (e) Inventories. The inventories of Seller (i) are of such quantities as have been maintained in the ordinary course of business consistent with past practice, (ii) consist of items which are good and merchantable based on customary trade practices (subject to applicable reserves consistent with past practice), (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of the Business (subject to applicable reserves consistent with past practice), (iv) are valued on the books and records of the

         Business at the lower of cost or market with the cost determined under the LIFO or FIFO (as applied consistent with past practice) inventory valuation method consistent with past practice and (v) are subject to reserves determined in accordance with generally accepted accounting principles, consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by the Business in the ordinary course of business consistent with past practice.

                 (f) Accounts Receivable. The accounts receivable of Seller arose from bona fide transactions in the ordinary course of business and have been executed on terms consistent with the past practice of the Business. The valuation of the accounts receivable of Seller and the corresponding reserves for uncollectibility have been recorded in accordance with generally accepted accounting principles applied on a consistent basis.

                 (g)      No Third Party Options. Except as set forth in
         Schedule 3.5(g), there are no existing agreements granting any person the right to acquire any of Seller's assets, properties or rights or any interest therein (other than the Excluded Assets and other than sales of assets in the ordinary course of business consistent with past practice).

         Section 3.6. Financial Statements. Seller has delivered to Purchaser the following: (a) the audited balance sheets of Seller and its consolidated subsidiaries as of January 2, 1994, January 1, 1995 and December 31, 1995, (b) the audited statements of income, stockholders' equity and cash flows of Seller and its consolidated subsidiaries for the ten-month period ended January 2, 1994 and the years ended January 1, 1995 and December 31, 1995 (the financial statements referred to in clauses (a) and (b) being referred to herein collectively as the "Seller Year-End Financial Statements"), (c) the audited balance sheets of the Business as of January 2, 1994, January 1, 1995 and December 31, 1995, (d) the audited statements of income, stockholders' equity and cash flows of the Business for the ten-month period ended January 2, 1994 and the years ended January 1, 1995 and December 31, 1995 (the financial statements referred to in clauses (c) and (d) are referred to herein collectively as the "Business Year-End Financial Statements" and, together with the Seller Year-End Financial Statements, the "Year-End Financial Statements"), and (e) all significant work papers relating to the preparation of the Business Year-End Financial Statements showing the consolidating accounts and adjustments made to the Seller Year-End Financial Statements to derive the Business Year-End Financial Statements (the "Work Papers"). In addition, Seller has delivered to Purchaser: (v) the July 30 Balance Sheet, (w) the unaudited balance sheet of the Business at January 28, 1996 (the "January 1996 Balance Sheet"), (x) the unaudited balance sheet of the Business at February 25, 1996 (the "February 1996 Balance Sheet"), (y) the unaudited statements of income, stockholders' equity and cash flows of the Business for the four production week period ended January 28, 1996 (the "January 1996 Income Statement"), and
(z) the unaudited statements of income, stockholders' equity and cash flows of the Business for the four production week period ended February 25, 1996 (together with the July 30 Balance Sheet, the January 1996 Balance Sheet, the February 1996 Balance Sheet and the January 1996 Income Statement, the "Interim Financial Statements," together with the Year-End Financial Statements, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, and such books and records have been maintained on a basis consistent with the past practice of Seller or the Business, as the case may be. Each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of Seller or the Business, as the case may be, as of the date thereof, and each of the statements of income, stockholders' equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of Seller or the Business, as the case may be, for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein (subject, in the case of the Interim Financial Statements, to the lack of footnotes and normal year-end audit adjustments). The January 1996 Balance Sheet and the February 1996 Balance Sheet have been prepared on a basis consistent with the principles used in the preparation of the July 30 Balance Sheet, including, without limitation, with respect to the establishment of reserves for uncollectible receivables, contingent liabilities and other items. The Business Year-End Financial Statements and the Interim Financial Statements have been prepared on a basis consistent with the principles used in the preparation of the Seller Year-End Financial Statements. Except as set forth on Schedule 3.6, none of the July 30 Balance Sheet, the January 1996 Balance Sheet or the February 1996 Balance Sheet reflects as an asset any Excluded Assets with a book value in excess of $100,000 in the aggregate.

         Section 3.7.     No Undisclosed Liabilities. Except as disclosed in
Schedule 3.7, Seller does not have any liabilities or obligations, contingent or otherwise, relating to, involving or affecting the Business or the Assets which would be required in accordance with generally accepted accounting principles to be reflected on the February 1996 Balance Sheet that are not adequately reflected or provided for in the February 1996 Balance Sheet, except liabilities and obligations incurred since the date of the February 1996 Balance Sheet in the ordinary course of business of the Business.

         Section 3.8.     Absence of Certain Changes.

         (a) Since December 31, 1995, there has not been (i) any material adverse change (or, to the knowledge of Seller, any event relating specifically to Seller or the Business which could reasonably be expected to result in a material adverse change) in the assets, liabilities, business, financial condition or results of operations of the Business, except as relates solely to the Excluded Assets and excluding general industry, business or economic conditions, or (ii) any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, which property or assets are material to the Business. Since December 31, 1995, Seller has (w) maintained such quantities of supplies and inventory of the Business as have been maintained in the ordinary course of business consistent with past practice, (x) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice, (y) funded obligations with respect to the Seller Benefit Plans on a timely basis in the ordinary course of business consistent with past practice and (z) conducted the Business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Business except those in the ordinary course of business.

         (b) Except as set forth in Schedule 3.8(b), since December 31, 1995, there have not been with respect to the Business (i) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (ii) any guaranteed checks, notes or accounts receivable which have been written off or reserved against as uncollectible, except bad debt reserves established in the ordinary course of business consistent with past practice, (iii) any write-down of the value of any asset or investment on the books or records of the Business in excess of $25,000 individually for any asset or investment or $100,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (iv) any cancellation of any debts or waiver of any claims or rights (excluding credit memos issued in the ordinary course of business) except in transactions in the ordinary course of business consistent with past practice and which in any event are not in excess of $25,000 individually or $100,000 in the aggregate (other than Excluded Liabilities), (v) any sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible), other than (A) Excluded Assets, (B) finished goods inventory in the ordinary course of business consistent with past practice or
(C) other assets sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice and which do not exceed $100,000 in any single transaction with respect to greige goods and $50,000 in any single transaction with respect to other assets, (vi) any credit memos issued in excess of $25,000 individually or other than in the ordinary course of business consistent with past practice, (vii) any capital expenditures or commitments in excess of $50,000 individually or $250,000 in the aggregate,
(viii) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, other than increases in compensation of non-officer employees made in the ordinary course of business consistent with past practice, (ix) any increase of any reserves for contingent liabilities, or
(x) any agreements to do any of the foregoing.

         Section 3.9. Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened in writing against, relating to or involving Seller, the Business or the Assets before any court, arbitrator or administrative or governmental body, except for any suits, actions, claims, proceedings or investigations relating solely to the Excluded Assets or the Excluded Liabilities. None of such suits, actions, claims, proceedings or investigations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither Seller nor the Business is subject to any judgment, decree, injunction or order of any court which, in either case, imposes any restriction on the Business or requires the payment of more than $25,000 individually or $100,000 in the aggregate. The Business is not subject to any governmental restriction specific to Seller and its Affiliates which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Purchaser's ability to operate the Business after the Closing in the same manner as heretofore conducted by Seller.

         Section 3.10. Compliance with Law. Seller has all material authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (collectively, the "Licenses"). Seller is in compliance in all material respects with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which the Business is subject. Schedule 3.10(i) sets forth a true, correct and complete list of all Licenses. Seller has made available to Purchaser all reports and filings made or filed by Seller pursuant to the Occupational Safety and Health Act and related to the Business since January 1, 1993. Except as set forth in Schedule 3.10(ii), since January 1, 1993, Seller has not violated in any material respect or failed to comply in any material respect with, or been the subject of any written allegation by the Occupational Safety and Health Administration ("OSHA") that it has violated or failed to comply with, the Occupational Health and Safety Act.

         Section 3.11. Seller Contracts. Schedule 3.11(i) sets forth a true, correct and complete list or a copy of each of the contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written) (but with respect to items (i) through (iv), not including purchase orders or sales orders) relating to the Business (including every amendment, modification or supplement to the foregoing) (i) which involves an annual payment to or by Seller in excess of $50,000, (ii) which requires more than 90 days prior notice by Seller to terminate without any liability to Seller, (iii) which limits or restricts Seller from engaging in any business in any jurisdiction, (iv) which is material to the Business, (v) which constitute a purchase order with over $50,000 remaining to be paid with respect to such order, or (vi) which constitute a sales order with over $500,000 remaining to be paid with respect to such order (which, together with the Seller Benefit Plans listed separately in Schedule 3.14, but excluding the Real Property Leases and the Personal Property Leases, are herein referred to as the "Seller Contracts"). True, correct and complete copies of all written Seller Contracts listed on Schedule 3.11(i), the Real Property Leases, the Personal Property Leases and all polyester, cotton, yarn and greige purchase contracts have been delivered to Purchaser. The Seller Contracts, the Real Property Leases and the Personal Property Leases are valid and enforceable in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, each other party thereto, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a procedure at law or in equity). Except as set forth on Schedule 3.11(ii), there is no existing default of Seller under any Seller Contract, Real Property Lease or Personal Property Lease or, to the knowledge of Seller, of any of the other parties thereto (or events or conditions which with notice or lapse of time or both would constitute a default), which default will result in a total loss to Buyer (including reasonable attorneys' fees and other out of pocket expenses, but excluding the original principal amount owed not taking the default into account with respect to any obligations for the payment of money that are past due as of the Closing Date) of more than $10,000 individually for any single Seller Contract or $60,000 in the aggregate for all Seller Contracts, Real Leases or Personal Property Leases. Seller has delivered to Purchaser true, correct and complete copies of the monthly financial packages provided to CIT since December 31, 1995 under the terms of the CIT Agreement and the Factoring Agreement.

         Section 3.12. Tax Returns; Taxes. The aggregate liability for all taxes (other than income taxes) reflected in the February 1996 Balance Sheet is sufficient for the payment of all such unpaid taxes other than income taxes (including any interest, penalties and additions to tax), whether or not disputed, that are accrued or applicable for the period ended February 25, 1996 and for all years and periods ended prior thereto. Except as set forth on
Schedule 3.12, since January 1, 1991, no tax deficiencies have been asserted against Seller as a result of any examination by any taxing authority with respect to such taxes. Except as set forth on Schedule 3.12, there are no pending claims asserted for any federal, state or local taxes of Seller (other than income taxes or any interest, penalties or additions to tax). Seller has made all required tax payments or deposits shown as due on returns as filed (other than with respect to income taxes or any interest, penalties or additions to tax).

         Section 3.13. Officers, Directors and Employees. Schedule 3.13 contains a true and complete list of (a) all of the officers of Seller specifying their office and annual rate of compensation, (b) all salaried employees of Seller (including a notation indicating which employees are plant managers), (c) the approximate number of current hourly employees and (d) all former employees entitled to post-retirement benefits or any other compensation funded by Seller under each Seller Benefit Plan (other than COBRA). Seller has (or will have as of the Closing Date) paid any bonuses earned by any employee of the Business in respect of any period ending on or prior to December 31, 1995 and has properly accrued on its books and records any bonuses earned by any employee of the Business (whether or not yet due and payable) in respect of any portion of 1996 ending on or prior to the Closing Date.

         Section 3.14.    Seller Employee Benefit Plans. Except as disclosed in
Schedule 3.14:

                 (a) there are not any existing or former plans, programs, policies or arrangements providing compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any current or former employee or director of Seller or any of their dependents under which Seller has any existing or continuing liability or obligation to any such employee or director of Seller, including, but not limited to, any such plan, program, practice, policy or arrangement subject to ERISA but excluding any such plan, program, practice, policy or arrangement relating solely to an Excluded Subsidiary (individually a "Seller Benefit Plan" and collectively the "Seller Benefit Plans");

                 (b) Seller neither makes nor has any obligation to make, or has made or had any obligation to make, either directly or indirectly (for example, by reimbursing another employer), contributions to any plan, program or arrangement, including a multiemployer plan, that is subject to Title IV of ERISA ("Title IV Plan");

                 (c) Seller is not a party to and does not have any obligation whatsoever under any contract or other arrangement under which Seller has agreed to employ any person for any period (individually an "Employment Contract" and collectively the "Employment Contracts");

                 (d) Seller has furnished to Purchaser: (i) a true, correct, complete and current copy of (A) each written Seller Benefit Plan and Employment Contract and any amendments thereto and (B) with respect to each Seller Benefit Plan, all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports; (ii) a complete written description of each unwritten Seller Benefit Plan and unwritten Employment Contract; and (iii) such other documentation with respect to any Seller Benefit Plan or Employment Contract as is reasonably requested by Purchaser;

                 (e) except with respect to the Graniteville Retirement Savings Plan, the Graniteville Company Profit Sharing Plan for the Employees of the McCampbell Sales Division, any terminated defined benefit plans identified with respect to Section 3.14(b) above and the Graniteville Company Long-Term Disability Trust, no assets have been set aside in a trust or other separate account to pay directly or indirectly benefits under any Seller Benefit Plan or Employment Contract. All assets of the Graniteville Retirement Savings Plan are shown on the books and records of the master trust at their current fair market value;

                 (f) each Seller Benefit Plan, Employment Contract and each Title IV Plan has been established, maintained and administered in compliance in all material respects with all applicable laws and with the terms of such plans as furnished to Buyer under Section 3.14(d) above;

                 (g) Seller does not have an obligation to indemnify or hold harmless any person or entity in connection with any liability attributable to any acts or omissions by such person or entity with respect to any Seller Benefit Plan or Employment Contract;

                 (h) Seller has not incurred (and no facts exist which are reasonably likely to subject Seller to) any liability for any material tax or penalty with respect to any Seller Benefit Plan, Employment Contract, Title IV Plan or any group health plan (as described in Section 5000 of the Internal Revenue Code of 1986, as amended (the "Code")) of an ERISA Affiliate including, without limitation, any tax or penalty under ERISA;

                 (i) neither Seller nor any ERISA Affiliate has (within the last three years) terminated or withdrawn from or sought a funding waiver for, and, to the knowledge of Seller, no facts exist which could reasonably be expected to result in a termination or withdrawal from or a request for a funding waiver for, any Title IV Plan;

                 (j) Seller has not incurred, and to the knowledge of Seller, no facts exist which are reasonably likely to subject Seller to, any liability as a result of a termination or withdrawal from or a funding waiver for any Title IV Plan maintained by an ERISA Affiliate;

                 (k) there are no pending or threatened claims with respect to a Seller Benefit Plan, Employment Contract or Title IV Plan (other than routine claims made in the ordinary course of plan or contract operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of Seller, which claims could reasonably be expected to result in any material liability to Seller, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or has been proposed with respect to any Seller Benefit Plan, Employment Contract or Title IV Plan maintained by Seller or an ERISA Affiliate;

                 (l) no written, or to the knowledge of Seller, oral representations have been made by Seller to employees or former employees of the Business (or their dependents or beneficiaries) to the effect that coverage or benefits, including post-retirement medical or life insurance coverage or benefits, under any Seller Benefit Plan cannot be terminated, amended, reduced or otherwise changed unilaterally by Seller or, after the Closing Date, by Purchaser;

                 (m) the sale of the Business as contemplated by this Agreement will not result in any additional payments to or increase the vested interest of any current or former employee or director or their dependents under any Seller Benefit Plan and, to the extent any such payments or increase in vesting are required as a result of the transactions contemplated by this Agreement, they will not result in any "excess parachute payments" within the meaning of Section 280G of the Code;

                 (n) Seller has provided Purchaser with a copy of Seller's policy for providing leaves of absence under the Family and Medical Leave Act ("FMLA") and has identified (i) each employee who is eligible to request FMLA leave; (ii) the amount of FMLA leave utilized by each such employee during the current leave year; (iii) each employee who is on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; (iv) each employee who has requested FMLA leave to begin after the Closing Date and a description of the leave requested; and (v) a copy of all notices provided to such employee regarding that leave; and

                 (o) the Seller Savings Plan (as defined below) has at all times satisfied the applicable qualification requirements under
         Section 401(a) of the Code and related Sections and regulations.

         For purposes of this Section 3.14, (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder, and (y) "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b), (c),
(m) or (o) of Code, of which Seller is also a member.

         Section 3.15. Labor Relations. Since January 1, 1993, except as set forth in Schedule 3.9 or Schedule 3.15, (a) employees of Seller have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized or recognized under foreign law; (b) Seller has not been and is not a signatory to a collective bargaining agreement with any labor organization; (c) to the knowledge of Seller, no representation election petition has been filed by employees of Seller or is pending with the NLRB and no union organizing campaign involving employees of Seller has occurred or is in progress; (d) to the knowledge of Seller, no NLRB unfair labor practice claims have been filed and/or are presently pending against Seller or any labor organization representing its employees; (e) to the knowledge of Seller, no handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of Seller has occurred or is in progress; (f) to the knowledge of Seller, no written claim for unpaid wages or overtime or for child labor or recordkeeping violations has been filed or is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state, local or foreign law, regulation, or ordinance, in each case relating to the Business; (g) no citation has been issued by OSHA against Seller and no notice of contest or OSHA administrative enforcement proceeding involving Seller has been filed or is pending; (h) no citation of Seller has occurred and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; and/or (i) except as may result from Buyer's failure to rehire any current employees of Seller, Seller has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law ("WARN") or otherwise trigger notice requirements or liability under any local or state plant closing notice law. Seller is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours.

         Section 3.16. Insurance. Schedule 3.16 sets forth a true, correct and complete list of Seller's current insurance policies and coverages relating to the Assets and/or the Business, including names of carriers, amounts of coverage and premiums therefor. Seller has heretofore made available to Purchaser true, correct and complete copies of all such insurance policies. The Assets and the Business have been and are insured by financially sound and reputable insurers in such amounts and against such risks as are reasonable in relation to the Business, and Seller will maintain such insurance at least through the Closing Date.

         Section 3.17.    Environmental Matters. Except as set forth in
Schedule 3.17 or as to any matters relating solely to the Excluded Assets:

                 (a) Seller possesses, and is in compliance in all material respects with, all material permits, licenses and government authorizations and has filed all notices that are required for the conduct of the Business under local, state, federal and foreign laws and regulations relating to protection of the environment, pollution control and hazardous materials (as defined below) as of the date hereof ("Environmental Laws"), and Seller is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of Environmental Laws or contained in any code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

                 (b) To the knowledge of Seller, there are no facts or circumstances which could form the basis for the assertion of any material claim against Seller under any Environmental Laws including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous local, state or foreign law with respect to any on-site or off-site location.

                 (c) Since January 1, 1993, Seller has not entered into and is not currently bound by any consent decree or order under, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Laws.

                 (d) Seller has not been alleged in a writing delivered to Seller to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five years.

                 (e) To the knowledge of Seller, Seller is not subject to any material claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed pursuant to or based upon any provision of any Environmental Law and arising out of any act or omission of Seller, its employees, agents or representatives or arising out of the ownership, use, control or operation by Seller of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Seller included in the Real Property or Real Property Leases) from which any substance was released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

                 (f) Seller has heretofore provided Purchaser with true, correct and complete copies of or access to all files of Seller relating to environmental matters and Schedule 3.17(f) sets forth the amount of all fines or penalties paid within the last five years by Seller with respect to environmental matters, including the date of payment and the basis for the assertions of liability.

         As used in this Agreement, the term "hazardous materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Seller is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

         Section 3.18. Patents, Trademarks, Trade Names. Schedule 3.18 sets forth a true and complete list of: (a) all patents, registered trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Seller and used or held for use in, or otherwise relating to, the Business (together with all software owned by Seller, collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights, software, technology and processes used by Seller in the Business that are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"); provided that Schedule 3.18 does not require the listing of any "shrink wrap" software that Seller uses pursuant to the standard form license of the software licensor. Seller owns, or has the right to use pursuant to valid and effective agreements set forth in Schedule 3.18, all Intellectual Property material to the conduct of the Business, and all such rights shall be assigned and transferred to Purchaser in connection with the transactions contemplated hereby. No written, or to the knowledge of Seller, oral claims are pending against or have been delivered to Seller by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Seller of the Intellectual Property does not infringe in any material respect on the rights of any third party. Schedule 3.18 sets forth a list of all jurisdictions in which Seller is operating the Business under a trade name, and each jurisdiction in which any such tradename is registered.

         Section 3.19.    Transactions with Affiliates. Except as set forth in
Schedule 3.19, (i) no shareholder, officer or director of Seller or officer or director of Triarc, (ii) to the knowledge of Seller or Triarc, any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons), (iii) to the knowledge of Seller or Triarc, any Affiliate of any of the foregoing or (iv) Triarc, or to the knowledge of Triarc or Seller, any other Affiliate of Seller, has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities other than contracts, arrangements or undertakings relating to the purchase of dyes and chemicals from Patrick in the ordinary course of business consistent with past practice;
(b) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business. Any accounts payable of the Business due and payable to Patrick that are Assumed Liabilities are recorded on the books and records of the Business at the fair market value thereof. For purposes of this Agreement, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Section 3.20. Brokers, Finders and Investment Bankers. Neither Seller nor any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein, except that Seller (i) has retained Morgan

Stanley & Co. Incorporated and Lazard Freres & Co. LLC as its financial advisors and (ii) may incur fees in connection with any prepayments of the CIT Agreement and any other indebtedness described in Section 1.5(a).

         Section 3.21. Bank Accounts. Schedule 3.21 sets forth a true, correct and complete description of each of Seller's bank accounts, lock box accounts and other accounts in which it holds the assets described in Section 1.3(a) (the "Bank Accounts").

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2. Authorization. Each of Purchaser and Avondale has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Purchaser Ancillary Documents"), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Ancillary Documents by Purchaser or Avondale, as applicable, the performance by Purchaser and Avondale of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Avondale. The boards of directors of Purchaser and Avondale have approved the execution, delivery and performance of this Agreement and each of the Purchaser Ancillary Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Purchaser and Avondale, as applicable, and do or will, as the case may be, constitute the valid and binding agreements of Purchaser and Avondale, enforceable against it in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Purchaser or Avondale, (b) any contract, agreement, commitment, arrangement, understanding or other instrument (in each case whether oral or written) to which Purchaser or Avondale is a party or to which Purchaser or Avondale or any of their respective properties are subject, (c) any judgment, decree or order of any court or governmental authority or agency to which

Purchaser or Avondale is a party or by which Purchaser or Avondale or any of their respective properties are bound or (d) any material statute, law, rule or regulation applicable to Purchaser or Avondale. Except for compliance with the applicable requirements of (i) the HSR Act, (ii) state bulk sales laws, (iii) filing of UCC-3 termination statements and documents with respect to release of mortgages and (iv) as set forth in Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser or Avondale is required in connection with the execution, delivery or performance of this Agreement and the Purchaser Ancillary Documents by Purchaser or Avondale or the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents by Purchaser or Avondale.

         Section 4.4. Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened in writing against, relating to or involving Purchaser, Avondale or any of their assets or properties which are reasonably likely to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated herein.

         Section 4.5. Brokers, Finders and Investment Bankers. Neither Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein, except that, (i) Purchaser has retained CS First Boston Corporation as its financial advisor and
(ii) may incur fees in connection with any prepayments of the CIT Agreement.

         Section 4.6. Financing. Purchaser has sufficient cash or available credit facilities or commitment letters from banks or other suitable financing sources for funds to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1. Conduct of Business by Seller. From the date hereof until the Closing Date, Seller will with respect to the conduct of Business, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Purchaser:

                 (a) conduct the Business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business except those in the ordinary course of business and not otherwise prohibited under this
         Section 5.1;

                 (b) use its commercially reasonable efforts to preserve intact the goodwill of the Business in all material respects, keep the officers and employees of Seller available to Purchaser (except to the extent of voluntary terminations of employment) and preserve the relationships of Seller with customers, suppliers and others having business relations with the Business, except for the termination of relationships in the ordinary course of business;

                 (c) not create any new subsidiary except to hold Excluded Assets or Excluded Liabilities, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business other than in the ordinary course of business in connection with the collection of accounts receivable;

                 (d) not dispose of or, to the extent practicable, permit to lapse any rights to the use of any material patent, trademark, trade name, license or copyright relating to the Assets or the Business, including, without limitation, any material Intellectual Property, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how other than in the ordinary course of Business material to the Assets or the Business not heretofore a matter of public knowledge;

                 (e) not (i) sell any assets other than Excluded Assets and finished goods inventory sold in the ordinary course of business,
         (ii) contractually incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (iii) write-off (or establish reserves against uncollectibility for) any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (iv) write-down the value of any asset or investment (including, without limitation, any of the Assets) on the books or records of the Business, except for depreciation and amortization in the ordinary course of business consistent with past practice, (v) cancel any debt or waive any claims or rights except in the ordinary course of business consistent with past practice, (vi) make any commitment for any capital expenditure relating to the Business to be made on or after April 29, 1996 (or, if the Closing occurs after April 29, 1996, on or after May 31, 1996), in excess of $5,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures, or (vii) establish any new reserves or increase any reserves already existing on Seller's books other than in the ordinary course of business consistent with past practice based on information of which Seller first becomes aware following the date hereof, provided that clauses
         (iii), (iv) and (vii) of this Section 5.1(e) will not prohibit Seller from taking any action required in accordance with generally accepted accounting principles applied on a consistent basis with Seller's past practices so long as Seller has given Purchaser advance notice of such action;

                 (f) except as necessary to comply with applicable law, not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or employees nor grant any increase in the compensation of officers, directors or employees involved in the Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment, provided that Seller shall be permitted to increase the compensation of any salaried, non-officer employee in the ordinary course of business consistent with past practice if such increase does not exceed 6% of such employee's current salary;

                 (g) maintain supplies and inventory of the Business in quantities historically maintained in the ordinary course of business consistent with past practice;

                 (h) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

                 (i) neither amend or modify any Seller Benefit Plan nor commit to make any such amendment to any Seller Benefit Plan or adopt any new Seller Benefit Plan for the benefit of any employees of the Business, except as necessary in order to comply with applicable law;

                 (j) perform in all material respects all of its obligations under all, and not default in any material respect or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Seller Contracts, Real Property Leases and Personal Property Leases (except those being contested in good faith) and not amend any contract or commitment that is or would be a Seller Contract, Real Property Lease or Personal Property Lease, other than in the ordinary course of business consistent with past practice;

                 (k) to the extent available at commercially reasonable rates, maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained with respect to the Business;

                 (l) prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its reasonable request, to review all such returns, reports, filings and amendments, other than with respect to Excluded Assets or Excluded Liabilities at Seller's offices during normal business hours upon prior request prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

                 (m) continue to maintain and service the Assets used in the conduct of the Business in the same manner as is consistent past practice;

                 (n) continue to enter into contracts for the purchase of cotton, polyester, yarn, greige fabrics and other raw materials in the ordinary course of business consistent with past practice;

                 (o) continue to maintain its books and records in accordance with generally accepted accounting principles, consistently applied (to the extent applicable), and on a basis consistent with the past practice of the Business;

                 (p) continue its cash management practices in the ordinary course of business consistent with past practice;

                 (q) continue to fund its obligations with respect to the Seller Benefit Plans on a timely basis in the ordinary course of business consistent with past practice; and

                 (r) promptly notify Purchaser of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

         In connection with the continued operation of the Business between the date of this Agreement and the Closing Date, Seller shall advise and, to the extent permitted by applicable law, use its good faith reasonable efforts to confer in good faith on a regular basis with the chief executive officer of Purchaser and his designees with respect to material matters affecting or impacting the operations of the Business and will advise and, to the extent permitted by applicable law, use its good faith reasonable efforts to consult in general with respect to the ongoing operations of the Business including, without limitation, material matters regarding litigation (including, without limitation, any proposed settlement thereof), capital expenditures, credit approvals, environmental matters and Seller's general plans and strategies with respect to purchases of cotton, polyester, yarn, greige fabrics and other raw materials. Seller acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor, if the Acquisition is not consummated, shall Purchaser be responsible for any decisions made by the officers or directors of Seller with respect to matters which are the subject of such consultation.

         Section 5.2. Inspection and Access to Information. Except to the extent that any inspection or access to information violates any law, Order, Seller Contract or License, from the date of this Agreement to the Closing Date or until this Agreement is terminated as provided in Article 8, Seller shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) provide Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives, as often as may be reasonably requested, full access, upon prior notice, during normal business hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and shall cause its officers to furnish to Purchaser and its authorized representatives, promptly upon reasonable request therefor, any and all financial, technical and operating data and other information pertaining to the Business (other than tax returns with respect to Excluded Assets or Excluded Liabilities), and otherwise fully cooperate with Purchaser's conduct of its due diligence.

         Section 5.3. No Solicitation of Transactions. Neither Seller nor Triarc nor any of their Affiliates shall directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Seller, Triarc or any of their Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such entities to take any such action, except, in each case, as may be otherwise required under applicable law in the exercise of the fiduciary duties of the board of directors of Triarc. Seller shall notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of any such inquiries and proposals which Seller, Triarc or any of their Affiliates or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, Seller shall deliver to Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following with regard to all or any portion of the Business or the Assets: (a) any merger, consolidation, share exchange, business combination, stock sale or other similar transaction involving Seller; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any material portion of the Assets or Business in a single transaction or series of transactions (other than the sale of Assets contemplated by this Agreement); or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.4. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement and except as may be otherwise required under applicable law in the exercise of the fiduciary duties of the board of directors of Triarc, the parties hereto shall each use reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to April 30, 1996 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

                 (a) Seller and Purchaser shall promptly make their respective filings and submissions and shall take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any foreign, federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement. Seller and Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law, including, without limitation, under the HSR Act, in connection with the transactions contemplated by this Agreement;

                 (b) Each of Seller and Purchaser will use their good faith reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Seller and Purchaser also agrees to discuss and consider in good faith any and all actions, including without limitation the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the transactions contemplated by this

         Agreement or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied;

                 (c) (i) Seller shall give any notices to third parties, and Seller and Purchaser shall each use its good faith commercially reasonable efforts (which shall not require payments of money to third parties in order to obtain waivers or consents from such third parties) (in consultation with each other) to obtain any third party consents (A) necessary or proper to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules to this Agreement, (C) required to avoid a material breach of or default under any material Seller Contracts, Real Property Leases or Personal Property Leases in connection with the consummation of the transactions contemplated in this Agreement or
         (D) required to prevent a Material Adverse Effect from occurring prior to the Closing Date or a material adverse effect on the Business as currently conducted after the Closing Date;

                 (ii) In the event that Seller shall fail to obtain any third party consent described in subsection (c)(i) above, Seller shall use its good faith reasonable efforts (which shall not include the payment of money by Seller unless fully reimbursed by Purchaser), and shall take any such actions reasonably requested by Purchaser, to minimize any adverse effect upon the Business as currently conducted resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent. Subject to the immediately preceding sentence, such actions shall include, without limitation, if reasonably requested by Purchaser and if such grant would not constitute a violation of applicable law or a breach of the applicable contract, the granting of a limited power of attorney by Seller to Purchaser to permit Purchaser to act on Seller's behalf under the applicable contracts and agreements, in which event Purchaser shall indemnify Seller under Section 9.2(d) for any Losses incurred by Seller as a result of Purchaser acting pursuant to such power of attorney (other than any third party claim for breach to the extent resulting from the actual grant by Seller of the limited power of attorney); provided, that clause (ii) of Section 9.2(d) shall not be operative solely by reason of the fact that Seller has been unable to obtain such third party consent;

                 (d)      Each party shall give prompt notice to the other of
         (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement in any material respect to be complied with or satisfied by any of them hereunder; and

                 (e) Without the prior written consent of Purchaser, Seller will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         Section 5.5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Purchaser and Triarc (unless Seller or Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section), provided that upon the signing of this Agreement, Triarc may file a current report on Form 8-K and issue a press release regarding this Agreement and the transactions contemplated hereby, subject to Avondale's right to review and comment on such Form 8-K and press release prior to their issuances.

         Section 5.6. Supplements to Schedules. From time to time up to the Closing Date, Seller will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 or 6.3 of this Agreement unless such supplement or amendment is accepted by Purchaser in writing in its reasonable discretion; provided, however, that if the Closing occurs, all Schedules hereto shall be deemed amended to reflect any supplements or amendments delivered to Buyer pursuant to this Section 5.6.

         Section 5.7. Offer of Employment. Purchaser may offer employment as of the Closing Date to such employees of the Business as Purchaser desires to employ. In connection with and immediately following the Closing, Purchaser shall not act or fail to act in any manner which results in Seller being in violation of or incurring a Loss under the WARN Act.

         Section 5.8.     Employee Benefit Plans

         (a)     Retirement Savings Plan.

                 (i) On or prior to or as soon as practicable after the Closing Date, Seller shall (A) spinoff the assets and liabilities of the Graniteville Company Retirement Savings Plan attributable to the current and former employees of Patrick into a separate plan in a manner that satisfies the requirements of Section 414(l) of the Code and Title I of ERISA and (B) cause the trustee of the Triarc Companies, Inc. 401(k) Master Trust (the "Master Trust") to liquidate assets representing an amount equal to the full account balances of the current and former employees of Seller then participating in the Graniteville Retirement Savings Plan as it exists after the spinoff referred to in clause (A) above (the "Seller Savings Plan"); provided, however, that to the extent the Seller Savings Plan is invested in guaranteed investment contracts ("GICs") that cannot by their terms be liquidated in connection with the sale of the Assets to Purchaser (the "Illiquid GICs"), then such Illiquid GICs as are reasonably acceptable to Purchaser (as determined by Purchaser based on the conclusion that would be reached by a reasonably prudent person, acting in a commercially reasonable manner, under similar circumstances) and the total value of which bear the same proportion to the total value of all Illiquid GICs as the total value of the accounts of the Seller Savings Plan invested in the GIC fund under the Master Trust as of the last day of the month immediately preceding the Closing Date bears to the total value of the GIC fund as of such date shall be allocated to the Seller Savings Plan; further provided that in no event will the value of such Illiquid GICs allocated to the Seller Savings Plan exceed $7,500,000.

                 (ii) Seller will provide Purchaser on or prior to April 3, 1996, correct and complete copies (including all schedules) of the contracts for the Illiquid GICs and will hereafter provide such additional information regarding the GICs in the Master Trust as is reasonably requested by Purchaser. Purchaser shall notify Seller in writing of those Illiquid GICs (if any) that are not reasonably acceptable to Purchaser as determined by Purchaser pursuant to clause (i) above on or prior to April 11, 1996. Seller agrees to pay all expenses, charges and penalties associated with the liquidation of the GICs held by the Master Trust (including, without limitation, any GIC breakage costs). Following the liquidation of such assets as can be liquidated and the identification and allocation of the Illiquid GICs, the trustee of the Master Trust shall segregate cash and cash equivalent assets and the Illiquid GICs allocable to the Seller Savings Plan in a manner that satisfies Section 414(1) of the Code and Title I of ERISA, and shall notify Seller and Purchaser in writing that such segregation is complete. As soon as practicable after the later of receipt of such notice or the Closing Date, Purchaser shall assume and become the sponsor of the Seller Savings Plan as the successor or assignee of Seller (the "Assumption Time"), and Seller shall have no responsibility as a plan sponsor, plan administrator, named fiduciary or as a contributing employer with respect to the operation and administration of the Seller Savings Plan after the Assumption Time. Seller shall continue to serve as the plan sponsor for and shall be responsible for the operation and administration of the Seller Savings Plan until the Assumption Time, and Seller shall indemnify Purchaser, its Affiliates and each officer, employee and director of Purchaser and its Affiliates and each person or entity that is a fiduciary of the Seller Savings Plan after the Assumption Time against, and hold each of them harmless from, any and all Losses incurred or suffered by any of them arising out of, in respect of or in connection with the operation and administration of the Seller Savings Plan prior to the Assumption Time. Seller shall make any and all filings and submissions to the appropriate governmental agencies required to be made on behalf of the Seller Savings Plan, including, but not limited to Form 5500, for any period before the Assumption Time.

                 (iii) Notwithstanding the foregoing, (A) if Purchaser notifies Seller on or prior to April 11, 1996, that the Illiquid GICs proposed to be allocated to the Seller Savings Plan are not reasonably acceptable to Purchaser (as determined by Purchaser pursuant to clause
         (i) above), and the parties are unable to agree upon mutually acceptable alternative arrangements prior to Closing or (B) if Seller notifies Purchaser on or prior to April 3, 1996, that it desires to remain as sponsor of the Seller Savings Plan, Seller shall retain sponsorship of the Seller Savings Plan. In such event, Purchaser agrees to allow any eligible rollover distributions made from the Seller Savings Plan (including an eligible rollover distribution of notes held in connection with participant loans from the Seller Savings Plan) to those employees of the Business who are employees of Purchaser to be rolled over into a qualified plan maintained by Purchaser provided such employees are employees of Purchaser at the time of the rollover to Purchaser'S plan.

                 (b) Other Employee Benefit Plans. Purchaser shall enroll those employees of Seller who become employees of Purchaser or its Affiliates in its employee benefit plans, effective as of the Closing (or as soon as practicable thereafter), including its 401(k) plan, section 125 cafeteria plan, medical plan, dental plan, life insurance plan, and disability plan, under the same terms and conditions applicable to other similarly situated employees of Purchaser, giving such employees service credit for their employment with Seller for eligibility and vesting purposes for Purchaser'S 401(k) plan and all other Purchaser employee benefit plans (including, without limitation, job posting, vacation and service awards, but excluding credit for early retirement benefits under Purchaser'S medical plan) as if such service had been performed with Purchaser and waiving any preexisting condition exclusion with respect to Purchaser'S medical plan, to the extent that such preexisting condition would have been covered under Seller'S healthcare plan. Purchaser shall also enroll in its medical plan all former employees of Seller or their dependents who are entitled as of the Closing Date to continued coverage under Seller'S healthcare plan either as a result of the requirements of the Consolidated Omnibus Reconciliation Act of 1985 or as retirees. Purchaser shall credit each such current employee and former employee with all deductible payments and co-payments paid by such current employee or former employee under Seller'S healthcare plan prior to the Closing Date during the current plan year for purposes of determining the extent to which any such current or former employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under the Purchaser'S medical plan for such plan year. Purchaser shall pay claims for benefits by employees and former employees of the Business under the Seller Benefit Plans incurred but not paid prior to the Closing Date according to such transition claims procedures as may be developed by Purchaser and Seller, and Triarc agrees to provide such assistance as may be necessary to implement such transition claims procedures.

         Section 5.9. Conveyance Taxes. Purchaser and Seller shall cooperate in the preparation, execution, filing and audit of all returns, questionnaires, applications, or other documents with respect to any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (including any interest and penalties) which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. Seller shall be responsible for the payment of all real property transfer taxes ("Transfer Taxes") based on its good faith, reasonable estimate of the value of the Real Property (which value shall be used by Seller in the preparation and filing of its 1996 federal, state and local tax returns) (the "Seller Value"). If the highest value allocated to the

Real Property by Purchaser in any federal, state or local tax return or on its books (the "Purchaser Value") is higher than the Seller Value, and the amount of Transfer Taxes initially paid by Seller is challenged by any taxing authority such that Seller is required to pay additional Transfer Taxes, Purchaser will reimburse Seller for the lesser of (a) such additional Transfer Taxes or (b) the applicable Transfer Tax rate times the excess of the Purchaser Value over the Seller Value; provided that in no event will Purchaser be required to pay more than 50% of the total Transfer Taxes payable as a result of the transactions contemplated hereby. Each of Purchaser and Seller shall pay any of such fees and taxes (other than Transfer Taxes) that such party is obligated to pay under applicable law, and each of Purchaser and Seller shall indemnify the other for any failure of such party to pay such fees and taxes (including interest and penalties imposed thereon).

         Section 5.10. Financial Statements. Prior to the Closing, Seller shall deliver to Purchaser within fifteen (15) business days following the end of each accounting period, (a) regularly prepared financial statements including a balance sheet of the Business as of the last day of such accounting period after the date of this Agreement together with the statement of income, stockholders' equity and cash flows of the Business for such accounting period which financial statements shall have been prepared (i) from and shall be in accordance with the books and records of Seller and shall fairly present in all material respects the financial position of the Business as of the date thereof and the results of operations and changes in cash flows for the periods set forth therein and (ii) in accordance with generally accepted accounting principles consistently applied during the periods involved (subject to lack of footnotes and normal year-end audit adjustments), and (b) a certificate of the chief financial officer of Seller certifying that such financial statements delivered pursuant to clause (a) have been prepared in accordance with the requirements of this Section 5.10.

         Section 5.11. Seller Bank Accounts. On the Closing Date, Seller shall effect the transfer of all amounts held in the Bank Accounts as of the Cut-Off Time to an account designated by Seller. Thereafter, Seller will cause all amounts received in the Bank Accounts after the Cut-Off Time (other than any proceeds included within the Excluded Assets) to be paid to Purchaser on a daily basis by wire transfer of immediately available funds to an account designated by Purchaser. Seller shall take all action reasonably necessary to cause the administrator of the lock box account maintained for the collection of trade receivables to deliver all remittance advices and statements to Purchaser. Promptly following the end of each month through and including December 1996 (and at any time thereafter as reasonably requested by Purchaser), Seller shall deliver to Purchaser a statement certified as accurate by the chief financial officer of Seller or Triarc indicating the amount of cash received in each Bank Account during such month and the amount transferred to Purchaser during such month.

         Section 5.12. Access to Books and Records. Following the Closing, Purchaser shall provide Seller with reasonable access to all books and records and provide Seller with such cooperation, assistance and access to personnel as Seller may reasonably request with respect to the tax basis of the Assets and the filing of all transfer tax returns during normal business hours upon prior notice, provided that such access shall be subject to the execution of a mutually agreeable confidentiality agreement (which agreement shall not be unreasonably withheld). Seller shall provide Purchaser with reasonable access to all books and records and provide Purchaser with such cooperation, assistance and access to personnel as Purchaser may reasonably request with respect to the Excluded Assets and Excluded Liabilities during normal business hours upon prior notice to the extent reasonably necessary in connection with the ongoing operations of the Business.

         Section 5.13. Nonsolicitation. Except as disclosed to Purchaser in writing on or prior to the date hereof, Seller and Triarc hereby agree that neither Seller, Triarc nor any of their respective Affiliates shall, during the period ending two years after the date hereof, in any manner, directly or by assisting others, employ or attempt to employ, on their behalf or on behalf of any other person, firm or corporation, any employee of the Business who is offered employment by the Purchaser.

         Section 5.14. Insurance. Seller shall in good faith cooperate with Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by Seller with respect to the Business which are currently in force. All costs relating to the actions described in this Section shall be borne by Purchaser.

         Section 5.15. Purchase of Dyes and Chemicals. From the date hereof until the Closing Date, Purchaser will not enter into any commitment with respect to the purchase of any dye or chemical for use primarily in Buyer's textile manufacturing operations that has a term longer than three (3) months.

         Section 5.16. Timber Contract. Seller shall use its commercially reasonable good faith efforts to cause the current timber cutting on "Tract L" included within the Real Property to cease as soon as possible; provided that
(i) Seller will not be required to pay any money in excess of a pro rata portion of amounts previously paid to Seller for such timber rights, based on the ratio of the number of acres as to which such rights were granted that remain to be cut to the total number of acres as to which such rights were granted, and (ii) Seller shall not effect any amendment or other settlement with respect to such timber rights without the prior consent of Purchaser. At the Closing, Seller shall pay Purchaser an amount equal to $241,642 minus any amount paid by Seller (with Purchaser's consent) to terminate such timber cutting on Tract L.

                                   ARTICLE 6.

                                   CONDITIONS

         Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                 (a) Injunction. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the purchase and sale of the Business and the Assets may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

                 (b) Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental agency or public or regulatory unit, agency, body or authority required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect prior to the Closing or a material adverse effect on the Business as currently conducted after the Closing.

         Section 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                 (a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations or warranties made as of a specific date which shall be true and correct in all material respects as of such date).

                 (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                 (c) No Material Adverse Change. Between the date of this Agreement and the Closing, there shall not have been (nor shall Purchaser have become aware of) any material adverse change, or any extraordinary event which could reasonably be expected to result in a material adverse change (which shall not include any adverse change in general economic, business or industry conditions), in or affecting the assets, liabilities, results or operations, financial condition or business of the Business or Seller.

                 (d) Certificate. Seller shall have delivered to Purchaser a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a), (b) and (c).

                 (e) Opinion of Seller's Counsel. Purchaser and, at Purchaser's request, such other persons listed on Schedule 6.2(e), all of whom are providing equity or debt financing to

         Purchaser in connection with the Acquisition, shall have received an opinion of The McNair Law Firm, P.A., and Purchaser shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, each dated the Closing Date, substantially in the form attached hereto as Exhibits B and C, respectively.

                 (f) Material Contracts. Purchaser shall have received written consents to the assignment of all Seller Contracts, Real Property Leases and Personal Property Leases or written waivers of the provisions of any Seller Contracts, Real Property Leases or Personal Property Leases requiring the consents of third parties as set forth in Schedule 6.2(f). All such consents and waivers shall be in full force and effect. For the purposes of this Section 6.2(f), if Seller has satisfied in full its obligations under Section 5.4(c)(i) and offers (pursuant to Section 5.4(c) or otherwise) to grant a limited power of attorney to Purchaser on terms reasonably acceptable to Purchaser to act on Seller's behalf under any Seller Contract, Real Property Lease or Personal Property Lease requiring the consent of a third party as set forth in Schedule 6.2(f), and delivery of such power of attorney could reasonably be expected to afford Purchaser substantially all of the rights and benefits available to Seller under such Contract or Lease and would not be deemed to constitute a breach of any such Contract or Lease or violate applicable law, such granting of the limited power of attorney shall constitute the consent required under this Section 6.2(f). In such circumstance, Purchaser shall indemnify Seller under Section 9.2(d) for any Losses incurred by the Seller as a result of Purchaser acting pursuant to such power of attorney (other than any third party claim for breach to the extent resulting from the actual grant by Seller of the limited power of attorney);

         provided that clause (ii) of Section 9.2(d) shall not be operative solely by reason of the fact that Seller has been unable to obtain such third party consent.

                 (g) Supply Agreement. Patrick shall have executed and delivered to Purchaser the Supply Agreement in the form attached hereto as Exhibit D.

                 (h) Release of Liens. Seller shall have delivered to Purchaser UCC-3 termination statements and mortgage releases which shall be sufficient to release all Liens on the Assets (other than Permitted Liens) including, without limitation, those set forth in Schedules 3.5(a), affecting the Assets (including, without limitation, the Real Property).

                 (i) NPC Contract. The NPC Contract shall have been amended to provide that it can be terminated by either party thereto upon six months' prior written notice. Such amendment shall not be deemed to be in breach or violation of any provision of this Agreement and shall not be required to be reflected on any Schedule hereto.

         Section 6.3. Conditions to Obligations of Seller. The obligations of Seller and Triarc to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                 (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations or warranties made as of a specific date which shall be true and correct in all material respects as of such date).

                 (b) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                 (c) Certificate. Purchaser shall have delivered to Seller a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

                 (d) Opinions of Purchaser Counsel. Seller shall have received opinions of King & Spalding and Wyche, Burgess, Freeman & Parham dated the Closing Date, to the effect set forth on Exhibits E and F, respectively, and otherwise in form and substance reasonably satisfactory to Seller.

                 (e) Supply Agreement. Purchaser shall have executed and delivered to Seller the Supply Agreement in the form attached hereto as Exhibit D.

                 (f) Assumption Agreement. Purchaser shall have executed and delivered to Seller the Assumption Agreement in the form attached hereto as Exhibit G.


                                   ARTICLE 7.

                                    CLOSING

         Section 7.1. Closing. The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur three business days after Purchaser has given written notice to Seller of its desire to close the Acquisition; provided, however, that the Closing shall not in any case occur on any date later than May 31, 1996, without Seller's written consent. Subject to the preceding sentence, Purchaser and Seller acknowledge their desire to have the Closing occur at 10:00 a.m. on April 29, 1996, or as soon thereafter as is reasonably practicable. The Closing shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Seller and Purchaser shall agree.

         Section 7.2. Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                 (a)      Seller shall deliver to Purchaser the following:

                          (i)     such bills of sale, assignments,
                 endorsements, certificates of title, special or limited warranty deeds with respect to the Real Property, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Seller's right, title and interest in and to the Assets, including, without limitation, (A) good and valid title in and to all of the Assets (including, without limitation, the Real Property and motor vehicles) owned by Seller on the Closing Date, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee on the Closing Date and (C) all of Seller's rights under all agreements, contracts, commitments, leases, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date, and simultaneously with such delivery, all such reasonable steps will be taken as may be required to place Purchaser in actual possession and operating control of the Assets; and

                          (ii) copies of all such documentation to be used to effect the change of the name of Seller and any Affiliates to a name that does not include the name

                 "Graniteville" and to reflect such change in all jurisdictions where each Seller or any such Affiliate is qualified to do business.

                 (b)      Purchaser shall deliver to Seller the following:

                          (i)     the Purchase Price deliverable pursuant to
                 Section 2.1 hereof; and

                          (ii) an assumption agreement substantially in the form of Exhibit G hereto pursuant to which Purchaser will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities.

                 (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof and such other documents and instruments as Seller and Purchaser (or their respective counsel) shall reasonably request.

         Section 7.3. Further Assurances. Seller from time to time shall, at or after the Closing, at Purchaser's request, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets (including, without limitation, the Real Property), or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE 8.

                                  TERMINATION

         Section 8.1. Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                 (a)      in writing by mutual consent of Triarc and Avondale;

                 (b) by notice from Triarc to Avondale if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been fulfilled and such conditions cannot be fulfilled by Purchaser on or before May 31, 1996;

                 (c) by notice from Avondale to Triarc if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been fulfilled and such conditions cannot be fulfilled by Seller on or before May 31, 1996;

                 (d) by notice from either Avondale or Triarc to the other if the Acquisition shall not have been consummated on or before May 31, 1996 (unless the failure to consummate the Acquisition by such date shall be due to the action or failure to act of the party or its Affiliate seeking to terminate this Agreement, including, without limitation, any breach of its obligations under Section 5.4);

                 (e) by notice from Seller and Triarc to Purchaser and Avondale, if the board of directors of Triarc is required under applicable law in the exercise of its fiduciary duties to terminate this Agreement; or

                 (f) by notice from Purchaser and Avondale to Seller and Triarc, if Wachovia Bank of Georgia, N.A., as agent ("Wachovia"), has notified Avondale in writing that it will not fund the loan for the purpose of acquiring the Assets contemplated by that certain commitment letter, dated March 11, 1996, primarily based on Wachovia's determination that a material adverse change has occurred in either
         (i) the financial condition, operations, assets, prospects or liabilities of Purchaser and Avondale since August 25, 1995, or Seller since January 1, 1995 or (ii) the financial markets since March 11, 1996.

                 Section 8.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 8.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under
Section 5.5, Article 10 (other than Sections 10.11 and 10.14) and this Section, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 9.

                                INDEMNIFICATION

         Section 9.1. Indemnification Obligations of Seller. Subject to the provisions of Sections 9.3, 9.4 and 9.5, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement in accordance with Section 9.3, costs of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses") arising out of or relating to:

                 (a)      any Excluded Liability;

                 (b) all or any portion of any Assumed Liability that is not included as a liability on the Statement of Net Assets;

                 (c) all or any portion of any Assumed Liability that is in excess of the amount of such Assumed Liability included as a liability on the Statement of Net Assets;

                 (d) any breach or inaccuracy of any representation or warranty made by Seller or any of its Affiliates in this Agreement;

                 (e) any breach of any covenant, agreement or undertaking made by Seller or any of its Affiliates in this Agreement;

                 (f) subject to the last paragraph of Section 9.1, any liability or obligation resulting from (i) any violation by Seller of or noncompliance by Seller with, in each case in any material respect, any Environmental Law, (ii) any notification, directive or similar instrument issued in writing by any court or other governmental agency with respect to any Environmental Law instructing Purchaser to take any action with respect to any environmental condition that existed or occurred at or prior to the Closing arising out of Seller's conduct of the Business, to the extent any liabilities or obligations resulting from such notification, directive or similar instrument would not be precluded from indemnification under clause (i) above or (iii) any claim (including, without limitation, claims for nuisance or trespass or exposure to hazardous or toxic materials in the workplace) brought by any court or other governmental agency or any third party under any Environmental Law with respect to any events or circumstances that existed at or prior to the Closing, arising out of Seller's conduct of the Business, that results in the payment of any money by, or the imposition of any restriction upon, Purchaser as a result of any judgment, administrative order, consent order or settlement, to the extent any liability or obligation resulting from such claim would not be precluded from indemnification under clause (i) above. As used in this paragraph (f), the clause "Seller's conduct of the Business" shall include, without limitation, the transportation by or on behalf of Seller to or disposal by or on behalf of Seller of hazardous materials on property not owned by Seller, and Seller's use, ownership or occupancy of the Real Property;

                 (g) any fraud by Seller or any of its Affiliates in connection with the transactions contemplated hereby;

                 (h) any knowing and intentional breach of any representation or warranty made in Section 3.4, Section 3.8 or Section
         3.21 by Seller or any of its Affiliates; or

                 (i) any failure or inability of Seller to obtain consents to the assignment of the Seller Contracts listed on Schedule 9.1(i); provided, however, the Purchaser Indemnified Parties shall take such actions that a reasonably prudent person, acting in a commercially reasonable manner and seeking to minimize or mitigate his expenses to the extent reasonably practical consistent with prudent business practices (assuming such person did not have a right to indemnity under this Agreement), would take in the circumstances, including, without limitation, accepting a limited power of attorney from Seller on a basis consistent with Section 6.2(f).

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses"; provided, however, that Purchaser shall not be entitled to indemnification for any type of Loss to the extent that there is a reserve for such type of Loss on the Statement of Net Assets, in which case Purchaser Losses shall only include the Losses of that type in excess of such reserve; provided, further, however, that solely for the purposes of determining the amount of Purchaser Losses under this Section 9.1, the reserve for Losses of the type described in Section 9.1(f) shall equal $650,000, regardless of the actual amount of the reserve for such Losses reflected on the Statement of Net Assets; and provided, further, however, that Section 9.1(f) shall be the sole source of indemnification with respect to claims arising pursuant to Environmental Laws.

With respect to claims for indemnification pursuant to Section 9.1(f), Purchaser Losses shall not include any Losses (i) which constitute costs of causing the operation of the Business to comply with Environmental Laws to the extent any costs so incurred exceed the Commercially Reasonable Costs of causing the operation of the Business to comply in all material respects with Environmental Laws; (ii) which constitute costs of operating the Business in the ordinary course in compliance with Environmental Laws in all material respects except to the extent such costs constitute Commercially Reasonable Costs arising out of violations of Environmental Laws that existed or occurred at or prior to the Closing; (iii) which constitute costs of conducting the investigation and remediation of environmental conditions to the extent such costs exceed the Commercially Reasonable Costs of conducting investigation and remediation of said environmental conditions; or (iv) which arise out of or relate to the cost of speeding up the production line, modernizing any plant or equipment or production improvements except to the extent such speeding up, modernization or improvements are required in order to comply in all material respects with Environmental Laws. For purposes of this Agreement, "Commercially Reasonable Costs" shall mean the costs which a reasonably prudent person, acting in a commercially reasonable manner and seeking to minimize or mitigate his expenses to the extent reasonably practicable consistent with prudent business practices (assuming such person did not have any right of indemnity under this Agreement), would expend to resolve the matter.

         Section 9.2. Indemnification Obligations of Purchaser. Subject to the provisions of Sections 9.3, 9.4 and 9.5, Purchaser shall indemnify and hold harmless Seller, Triarc and their subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses arising out of or relating to:

                 (a) any of the Assumed Liabilities, except to the extent such Assumed Liabilities constitute Purchaser Losses pursuant to
         Section 9.1(b) or 9.1(c);

                 (b) any breach or inaccuracy of any representation or warranty in this Agreement or in any Purchaser Ancillary Documents;

                 (c) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document; or

                 (d) the conduct of the Business after the Closing Date, except to the extent that any Loss of the Seller Indemnified Parties arising therefrom (i) is an Excluded Liability or (ii) results directly from facts or circumstances for which the Purchaser Indemnified Parties are entitled to indemnification from Seller under
         Section 9.1; provided, however, that with respect to Section 9.1(f), the entitlement to indemnification must result from facts or circumstances which constitute a breach of Seller's representation and warranties in Article 3.

         The Losses of the Seller Indemnified Parties described in this Section
         9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

         Section 9.3.     Indemnification Procedure.

                 (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party shall notify Purchaser or Seller within 10 days, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the

         Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                 (b) If the Indemnifying Party assumes the defense of a claim pursuant to Section 9.3(a), no Indemnified Party may settle or compromise such claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim at no cost to the

         Indemnifying Party. If the Indemnifying Party does not assume the defense of a claim pursuant to Section 9.3(a), the Indemnified Party will not agree to any settlement, compromise or consent with respect to such claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld (which reasonableness shall be determined based on the actions that a reasonably prudent person, acting in a commercially reasonable manner and seeking to mitigate or minimize his expenses to the extent reasonably consistent with prudent business practices (assuming such person did not have any right of indemnity under this Agreement), would take in the circumstances). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective Affiliates.

                 (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the agreement or the final judgment (with respect to litigation and arbitration not subject to further appeal) of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 9.4. Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period after the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article 8 during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall terminate as follows:

                 (a)      with respect to Purchaser Losses arising under
         Section 9.1(d) with respect to any breach or inaccuracy of any representation or warranty in Section 3.2, the fourth sentence of
         Section 3.5(a), the second sentence of Section 3.5(d), Section 3.12,
         Section 3.19 and Section 3.20 (collectively, the "Seller Surviving Representations") or under Sections 9.1(a), 9.1(e), 9.1(g) and 9.1(i) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

                 (b)      with respect to Purchaser Losses arising under
         Section 9.1(f), the Claims Period shall terminate on the third anniversary of the Closing Date;

                 (c) with respect to Seller Losses arising under Section 9.2(b) with respect to any breach or inaccuracy of any representation or warranty under Section 4.2 or Section 4.5, or under Sections 9.2(a), (c), (d) or (e), the Claims

         Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation); and

                 (d) with respect to all other Purchaser Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is eighteen months after the Closing Date.

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 9.5. Liability Limits. Notwithstanding anything to the contrary set forth herein:

                 (a) Seller shall only be liable for Purchaser Losses to the extent that any such Purchaser Losses (exclusive of Purchaser Losses arising under or pursuant to any Seller Surviving Representations or Seller Surviving Obligations or Section 9.1(h)) exceed, in the aggregate, $5,000,000 (the "Seller Basket Amount") and such liability shall be only for amounts in excess of the Seller Basket Amount; provided, however, that Purchaser Losses arising under or pursuant to any Selling Surviving Representations and/or Seller Surviving Obligations or under Section 9.1(h) shall not be subject to the Seller Basket Amount, and Seller shall be liable for Purchase Losses arising under or pursuant thereto from the first dollar;

                 (b) the indemnification obligations of Seller hereunder shall not exceed in the aggregate $100,000,000 (the "Seller Cap Amount"); provided, however, that Purchaser Losses arising under or pursuant to any Selling Surviving Representations and/or Seller Surviving Obligations or under Section 9.1(h) shall not be subject to the Seller Cap Amount and there shall be no limitation on the indemnification obligations of Seller with respect to Purchaser Losses arising under or pursuant to such provisions; and

                 (c) the indemnity obligations of the Indemnifying Party hereunder with respect to any Seller Losses or Purchaser Losses (as applicable) shall not apply to the extent that the Indemnified Party is compensated for the same Losses from insurance proceeds actually received.

         Section 9.6. Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by the parties hereto with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         Section 9.7. Investigations. The respective representations and warranties of Purchaser and Seller contained herein or in any certificate or other document delivered by any party prior to the Closing and the rights to indemnification set forth in Section 9 shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

                                  ARTICLE 10.

                            MISCELLANEOUS PROVISIONS

         Section 10.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the date after delivery to a reputable overnight courier, fees prepaid, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth (5th) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), if addressed or transmitted as follows:

         To Purchaser or Avondale:

                 Avondale Incorporated
                 506 South Broad Street
                 Monroe, Georgia 30655
                 Attn: G. Stephen Felker
                 Telecopy No.: (770) 267-2543

         with a copy to:

                 King & Spalding
                 191 Peachtree Street
                 Atlanta, Georgia 30303-1763
                 Attn: Michael J. Egan III
                 Telecopy No.: (404) 572-5145

         To Seller or Triarc:

                 Triarc Companies, Inc.
                 900 Third Avenue
                 31st Floor
                 New York, NY 10022
                 Attn: Brian L. Schorr
                 Telecopy No.: (212) 230-3216
                 with a copy to:

                 Paul, Weiss, Rifkind
                  Wharton & Garrison
                 1285 Avenue of the Americas
                 New York, NY 10019
                 Attn: Neale M. Albert
                 Telecopy No.: (212) 757-3990

         and, if delivered prior to Closing, with a copy to:

                 Graniteville Company
                 133 Marshall Street
                 Graniteville, SC 29829-0128
                 Attn: John L. Barnes, Jr.
                 Telecopy No.: (803) 663-5016

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 10.2. Schedules and Exhibits. The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 10.3. Assignment; Successors in Interest. No assignment or transfer by Avondale, Purchaser, Triarc or Seller of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 10.4. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 10.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

         Section 10.6. Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of South Carolina without reference to South Carolina's choice of law rules. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof (including, without limitation, that certain letter agreement between Triarc and Purchaser dated January 25, 1996, but excluding that certain Confidentiality Agreement dated May 8, 1995 among Purchaser, Seller and Triarc and that certain Confidentiality Agreement among Seller, Purchaser and Triarc dated July 25, 1995 which confidentiality agreements shall survive until the Closing, or if this Agreement is terminated, indefinitely) and constitutes the entire agreement among the parties hereto. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         Section 10.7. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 10.9. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 10.10. Waiver. Any agreement on the part of a party hereto to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 10.11. Valuation For Tax Reporting Purposes. Within 90 days after the date on which the final Statement of Net Assets is delivered pursuant to Section 2.3 or 2.4, Purchaser shall provide to Seller, for Seller's review and comment, a written schedule indicating the respective fair market values of the Assets, Assumed Liabilities and other items acquired hereunder as determined in good faith by Purchaser. Purchaser and Seller shall endeavor in good faith to agree on the appropriate fair market values to be used in preparing and filing their respective Forms 8594 with the Internal Revenue Service, as required by Section 1060 of the Code, determining Purchaser's cost basis and Seller's amount realized, and for all other relevant federal and state tax purposes.

         Section 10.12. Fees and Expenses. Each of Seller, Triarc and Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel. Notwithstanding the foregoing:

         (a) If Seller and Triarc give notice of the termination of this Agreement pursuant to Section 8.1(e), Seller shall pay to Purchaser a termination fee of seven million five hundred thousand dollars ($7,500,000) plus all of Purchaser's reasonable fees, costs and expenses (including, but not limited to, fees, costs and expenses of its counsel, accountants, financial advisors and lenders and all printer costs and expenses associated with Purchaser's proposed financing), which fees, costs and expenses shall not exceed in the aggregate two million five hundred thousand dollars ($2,500,000). Such fee shall be paid within two (2) business days following the giving of such notice by Seller and Triarc by wire transfer of immediately available funds to an account designated by Purchaser;

         (b) If Purchaser and Avondale give notice of the termination of this Agreement pursuant to Section 8.1(f), Purchaser shall pay to Seller a termination fee of seven million five hundred thousand dollars ($7,500,000) plus all of Seller's reasonable fees, costs and expenses (including, but not limited to, fees, costs and expenses of its counsel, accountants and financial advisors), which fees, costs and expenses shall not exceed in the aggregate two million five hundred thousand dollars ($2,500,000). Such fee shall be paid within two (2) business days following the giving of such notice by Purchaser and Avondale by wire transfer of immediately available funds to an account designated by Seller;

         (c) To the extent Seller elects, in its absolute and sole discretion, to repay all or any portion of the indebtedness (including principal and accrued interest) outstanding under the CIT Agreement and/or the Factoring Agreement at the Closing and Seller incurs any prepayment penalties (including, without limitation, LIBOR breakage costs) in connection therewith, Seller and Purchaser agree to each pay 50% of any such prepayment penalties; provided, however, that Purchaser shall not in any case pay any amount pursuant to this Section 10.12(c) in excess of $2,900,000; and

         (d) All fees, costs and expenses of any judicial, arbitrated or other official proceedings (other than those contemplated in Section 2.4) brought relating to any controversy or claim arising out of or relating to this Agreement and the transactions contemplated hereby shall be paid by the non-prevailing party (as determined by the judge(s), jury, arbitrator(s) or the fact finder which rendered a decision in the proceeding) to such proceeding. Such fees, costs and expenses shall include court costs and other fees and expenses of the fact finder that heard the proceeding and the reasonable attorneys', accountants', experts and other out-of-pocket fees and expenses of the prevailing party incurred in connection with such proceeding. The parties shall instruct the fact finder in any such proceeding to make the determination contemplated by this paragraph. If the fact finder determines that neither party is the prevailing party, each party will bear its own costs of such proceeding.

         Section 10.13. Guarantee. Avondale hereby unconditionally and irrevocably guarantees to Seller the due and punctual payment by Purchaser of
(a) any amounts that are due and payable to Seller pursuant to Sections 2.1, 2.2, 2.5 and Section 10.12 and (b) any amounts that are due and payable in respect of Purchaser's indemnification obligations under Article
9. Triarc hereby unconditionally and irrevocably guarantees to Purchaser the due and punctual payment by Seller of (a) any amounts that are due and payable to Purchaser under Section 2.2, Section 2.5, Section 2.6 and Section 10.12 and
(b) any amounts that are due and payable in respect of Seller's indemnification obligations under Section 5.8(a) or Article 9. Each of Avondale and Triarc agrees that its respective obligations hereunder are absolute and unconditional, irrespective of the validity or enforceability of or any change and/or amendment to this Agreement, the institution or absence of any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge of, or defense to, a guarantor. Each of Avondale and Triarc hereby unconditionally waives (x) protest, presentment, filing of claims with the court in the event of bankruptcy, liquidation, reorganization or similar case or proceeding of Purchaser or Seller, respectively, (y) any right to require that Seller or Purchaser proceed first against Purchaser or Seller, respectively, or any other person or pursue any other remedy available to Seller or Purchaser, respectively, and (z) the right to consent to any act, omission or delay which might in any manner or to any extent vary the risk, reduce the liability or otherwise operate as a discharge of Avondale or Triarc. If Seller or Purchaser, respectively, elects not to pursue Purchaser or Seller, respectively, or any other person or pursue any or all remedies available, then upon receipt of payment from Avondale or Triarc, Seller or Purchaser, respectively, will, to the extent permitted by applicable law, assign, transfer or otherwise convey all rights and remedies Seller or Purchaser, respectively, may have relating to such circumstance or claim forthwith to Avondale or Triarc, respectively.

         Section 10.14. Cooperation on Taxes. Purchaser and Seller will, in good faith, provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended tax return or claim for refund, determining a liability for taxes or a right to a refund of taxes or conducting any audit or any other proceeding in respect of taxes. Such cooperation and information by Purchaser shall include any assistance reasonably requested by Seller consistent with past practice to determine (i) the tax basis of Seller's assets at the time of Closing and (ii) taxable income for any period through the Closing Date in a manner similar to the level of assistance provided by employees of the Business prior to the Closing to the extent such level of assistance is within the reasonable control of Purchaser. Each party shall use its reasonable efforts to make its employees and agents (including its attorneys, accountants and other professionals) available to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Purchaser and Seller will provide such cooperation and assistance at their own expense, provided, however, that all out of pocket fees and expenses, including fees and expenses of outside accountants and lawyers, shall be paid by the party requesting such cooperation and assistance. Notwithstanding the preceding sentence, if in connection with an examination by any taxing authority, Purchaser or Seller must expend extraordinary employee time or other resources to provide such assistance, the reasonable costs of such extraordinary employee time or other resources, including a pro rata portion of salaries and benefits, shall be paid by the party requesting such assistance. Purchaser will retain all material records or other documents relating to tax matters of Seller for taxable periods through the Closing Date until six months after the expiration of the statute of limitations (including any extensions) applicable to such returns and other documents. Any information pertaining to Seller's taxes shall be kept confidential by Purchaser.

         Upon the expiration of any statute of limitations (including any extensions), with respect to a taxable period, Purchaser shall offer to provide to Seller all records with respect to such period before destroying such records. Purchaser will comply with the terms of the record retention agreement executed between Seller and the Internal Revenue Service attached hereto as Exhibit H.

         Section 10.15. Knowledge. For purposes of this Agreement, "knowledge" as of any date that a representation and warranty is given by any party hereto shall mean the "actual knowledge" (i) with respect to Seller, the management of Seller at the level of vice president and above and all of the plant managers of Seller as of such date, and (ii) with respect to Triarc, the management at the level of executive vice president and above as of such date, and "knows" has a correlative meaning.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

                                           AVONDALE MILLS, INC.


                                           By: __________________________

                                           Title:________________________



                                           AVONDALE INCORPORATED


                                           By: __________________________

                                           Title:________________________



                                           GRANITEVILLE COMPANY


                                           By: __________________________

                                           Title:________________________



                                           TRIARC COMPANIES, INC.


                                           By: __________________________

                                           Title:________________________

                                    EXHIBITS

Exhibit AA                July 30 Balance Sheet
Exhibit A                 Form of Statement of Net Assets
Exhibit B                 Legal Opinion of The McNair Law Firm, P.A.
Exhibit C                 Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit D                 Supply Agreement
Exhibit E                 Legal Opinion of King & Spalding
Exhibit F                 Legal Opinion of Wyche, Burgess, Freeman & Parham
Exhibit G                 Form of Assumption Agreement
Exhibit H                 IRS Records Retention Agreement

                                   SCHEDULES
                                   ---------

Schedule 1.3(b)                   -        Excluded Real Property
Schedule 1.3(m)                   -        List of other Excluded Assets
Schedule 1.4                      -        List of Assumed Liabilities
Schedule 3.1                      -        List of jurisdictions in which Seller is qualified to do business
Schedule 3.3                      -        Other governmental and regulatory consents of Seller
Schedule 3.4                      -        Ownership interests held by Seller
Schedule 3.5(a)(i)                -        List of Real Property and related matters
Schedule 3.5(a)(ii)               -        List of Liens on Real Property
Schedule 3.5(a)(iii)              -        List of exceptions to possession of Real Property and improvements
Schedule 3.5(a)(iv)               -        List of structural defects of buildings on Real Property
Schedule 3.5(a)(v)                -        List of real property sold, assigned, transferred or otherwise disposed of by
                                           Seller after July 30, 1995
Schedule 3.5(b)(i)                -        Real Property Leases
Schedule 3.5(b)(ii)               -        List of Leased Property held by employees
Schedule 3.5(c)(i)                -        Detailed Fixed Asset Ledger of the Business
Schedule 3.5(c)(ii)               -        List of Personal Property held by employees
Schedule 3.5(d)(i)                -        Title exceptions to the Assets
Schedule 3.5(d)(ii)               -        List of defects in production equipment
Schedule 3.5(d)(iii)              -        Assets owned by third parties which are located on premises of Seller
Schedule 3.5(g)                   -        List of third party options
Schedule 3.6                      -        Excluded Assets reflected on financial statements
Schedule 3.7                      -        List of certain liabilities and obligations of Seller involving or affecting the Business or the Assets
Schedule 3.8(b)                   -        List of certain changes since December 31, 1995
Schedule 3.9                      -        List of legal proceedings
Schedule 3.10(i)                  -        List of all Licenses
Schedule 3.10(ii)                 -        List of OSHA violations since 1/1/93
Schedule 3.11(i)                  -        List of certain Seller Contracts
Schedule 3.11(ii)                 -        List of Defaults
Schedule 3.12                     -        List of claims for taxes
Schedule 3.13                     -        List of (i) officers of Seller and their annual compensation, (ii) all salaried employees of Seller, (iii) the approximate number of current hourly employees, and (iv) all former employees entitled to post-retirement benefits or any other compensation
Schedule 3.14                     -        Seller Benefit Plans
Schedule 3.15                     -        List of certain labor relations matters
Schedule 3.16                     -        List of Seller's insurance policies and coverages relating to the Assets and/or the Business
Schedule 3.17                     -        List of certain environmental matters
Schedule 3.17(f)                  -        List of environmental fines, penalties and assessments
Schedule 3.18                     -        List of (i) all Intellectual Property, (ii) agreements relating to
                                           Intellectual Property and (iii) all jurisdictions in which Seller is operating the Business under a tradename and jurisdictions in which any such tradenames are registered
Schedule 3.19                     -        List of transactions with Affiliates
Schedule 3.21                     -        List of Bank Accounts
Schedule 4.3                      -        Other governmental and regulatory consents of Purchaser
Schedule 6.2(e)                   -        List of Purchaser's debt and equity investors
Schedule 6.2(f)                   -        Consents required to be delivered at Closing
Schedule 9.1(i)                   -        Indemnification for certain contracts


The registrants agree to furnish a copy of the Schedules and Exhibits listed above to the Securities and Exchange Commission upon request.